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Exhibit 7.1

Final Execution Version

HUDBAY MINING AND SMELTING INC. 9 5/8% SENIOR SECURED NOTES DUE JANUARY 15, 2012

INDENTURE Dated as of December 21, 2004

The Bank of New York Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06; 7.07
	(c)	7.06;14.02
	(d)	7.06
314	(a)	4.09; 4.25; 14.02
	(b)	10.02
	(c)(1)	14.04
	(c)(2)	14.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	14.05
	(f)	N.A.
315	(a)	7.01
	(b)	7.05; 14.02
	(c)	7.01
	(d)	7.01
	(e)	6.14
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12; 9.04
317	(a)(1)	6.08
	(a)(2)	6.12
	(b)	2.04
318	(a)	14.01
	(b)	N.A.
	(c)	14.01

N.A. means not applicable.

*
This Cross Reference Table is not part of the Indenture.

i

Exhibit A — Form of Notes
Exhibit B — Form of Certificate of Transfer
Exhibit C — Form of Certificate of Exchange
Exhibit D — Form of Notation of Guarantee
Exhibit E — Collateral Agency Agreement
Exhibit F — Intercreditor Terms

v

        INDENTURE dated as of December 21, 2004 (the "Indenture"), among HudBay Mining and Smelting Inc., a corporation existing under the federal laws of Canada (the "Company"), 152640 Canada Inc. ("152640 Canada"), Hudson Bay Mining and Smelting Co., Limited ("HBMS"), and Hudson Bay Exploration and Development Company Limited ("HBED") (each of 152640 Canada, HBMS and HBED a "Guarantor" and together the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

        The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 9 5/8% Senior Secured Notes due January 15, 2012 (the "Notes"):

ARTICLE 1.

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01 Definitions.

        Set forth below are certain defined terms used in this Indenture. Reference is made to this Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "144A Global Note" means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

        "Acquired Indebtedness" means, with respect to any specified Person:

          (a)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (b)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (to the extent of the Fair Market Value of the asset where the Indebtedness so secured is not the Indebtedness of the specified Person), which, in each case, is not repaid at or within five days following the date of such acquisition.

        "Acquired Person" has the meaning set forth in the definition of "Investments" in Section 1.01 hereof.

        "Acquisition" means the acquisition by ONTZINC Corporation of all of the outstanding capital stock of 152640 Canada Inc. pursuant to the agreement, dated October 7, 2004, between ONTZINC Corporation and Anglo American International, S.A.

        "Additional Notes" means Notes other than the Initial Notes issued under this Indenture in accordance with Section 2.13, hereof, as part of the same series as the Initial Notes.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agent" means any Registrar, Paying Agent or co-registrar.

        "Amalgamation" means the amalgamation of the Company, 152640 Canada Inc. and Hudson Bay Mining and Smelting Co., Limited.

        "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

        "Asset Sale" means:

          (a)   the sale, lease, conveyance or other disposition of any assets or rights, other than sales and exchanges of inventory (including metal concentrate) and sales of treatment and refining services in the ordinary course of business consistent with past practices and sales of First Lien Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 4.17 and/or Section 5.01 hereof and not by Section 4.14; and

          (b)   the issuance or sale of Equity Interests in any of the Company's Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (a)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

          (b)   a transfer of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries;

          (c)   an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company;

          (d)   the sale or other disposition of receivables or other current assets for cash or Cash Equivalents for Fair Market Value and the factoring of accounts receivable, in each case, in the ordinary course of business;

          (e)   the sale or exchange of equipment in connection with the acquisition of other equipment used in a Permitted Business;

          (f)    any disposition of Capital Stock or assets of, or any other Investment in, any Unrestricted Subsidiary that has been designated as an Unrestricted Subsidiary after the date of this Indenture;

          (g)   the creation of any Lien not prohibited by Section 4.12;

          (h)   a disposition of goods held for sale in the ordinary course of business or worn-out, obsolete, surplus or damaged equipment (or equipment no longer used or otherwise unsuitable for use in connection with the Company's or its Restricted Subsidiaries' business) in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (i)    foreclosure on assets;

          (j)    a transfer of real property to a provincial, county, local, municipal or other governmental agency in exchange for the granting of a permit or the taking of other regulatory action by such governmental agency that enhances the value of mining properties owned by the Company or a Restricted Subsidiary; provided that, if the Fair Market Value of property is in excess of $1.0 million, the Board of Directors has determined in good faith that such exchange is in the best interest of the Company;

          (k)   any Production and Capacity Arrangement;

          (l)    the sale or other disposition of an asset or an interest in real property pursuant to Third Party Mining Arrangements;

          (m)  any Structured Arrangement;

          (n)   the sale or other disposition of cash or Cash Equivalents; and

          (o)   a Restricted Payment or Permitted Investment that is permitted by Section 4.10.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bankruptcy Law" means Title 11, U.S. Code, the Bankruptcy, Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar United States federal or state law or Canadian federal, provincial, territorial or other foreign law for the relief of debtors or any amendment thereto.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (a)   with respect to a corporation, the board of directors of the corporation;

          (b)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (c)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

          (a)   85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available that were not more than 90 days past due; plus

          (b)   60% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.

        "Broker-Dealer" has the meaning set forth in the Registration Rights Agreement.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (a)   in the case of a corporation, corporate stock;

          (b)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (c)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (d)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (a)   United States dollars or Canadian dollars;

          (b)   securities issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States government or the Canadian government (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (c)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any U.S. or Canadian commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (e)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

          (f)    money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (a)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than ONTZINC, the Company or a wholly owned Subsidiary of ONTZINC or the Company;

          (b)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (c)   the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than ONTZINC or a wholly owned Subsidiary of ONTZINC becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the outstanding Voting Stock of the Company;

          (d)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

        "Clearstream" means Clearstream Banking, société anonyme or any successor securities clearing agency.

        "Collateral Agency Agreement" means the collateral agency agreement dated as of date hereof among the Company, the Trustee and the Collateral Agent, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented, modified or replaced in accordance with the terms thereof.

        "Collateral Agent" means BNY Trust Company of Canada or one of its affiliates, in its capacity as Collateral Agent, together with its successors or assigns in such capacity.

        "Collateral Agent's Lien" means the Lien granted to the Collateral Agent as security for Note Obligations.

        "Collateral Asset Sale" means the sale, lease, conveyance or other disposition, direct or indirect, of First Lien Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.17 hereof and/or Section 5.01 hereof and not by Section 4.15 hereof.

        Notwithstanding the preceding, the following items will not be deemed to be Collateral Asset Sales:

          (a)   a transfer of assets between or among the Company and any Guarantors;

          (b)   an issuance of Equity Interests by a Guarantor to the Company or to another Guarantor;

          (c)   the creation of any Lien not prohibited by Section 4.12 hereof;

          (d)   foreclosures on assets;

          (e)   a transfer of real property to a provincial, county, local, municipal or other governmental agency in exchange for the granting of a permit or the taking of other regulatory action by such governmental agency that enhances the value of mining properties owned by the Company or a Guarantor; provided that, if the Fair Market Value of property is in excess of $1.0 million, the Board of Directors has determined in good faith that such exchange is in the best interest of the Company;

          (f)    any Production and Capacity Arrangement;

          (g)   the sale or other disposition of an asset or an interest in real property pursuant to Third Party Mining Arrangements;

          (h)   any Structured Arrangement; and

          (i)    a Restricted Payment or Permitted Investment that is permitted by Section 4.10 hereof.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

        "Company" means the Person named as the "Company" in the first paragraph of this Indenture and any and all successors thereto.

        "Company Request" or "Company Order" means a written request in the form of an officer's certificate or order signed in the name of the Company by any two of its Chairman, Chief Executive Officer, President, Chief Financial Officer, any Vice President, its Treasurer or its Secretary, and delivered to the Trustee.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (a)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (b)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (c)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion expense in respect of asset retirement obligations and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (d)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that, if the consolidated financial statements of the Company include a minority interest, the amounts in the foregoing clauses (a) to (d) shall be calculated net of any such amounts included in determining the minority interest.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (a)   the Net Income of any Person (other than the referent Person) that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

          (b)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (c)   non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case to the extent that such non-cash charges are deducted in computing such Consolidated Net Income, shall be excluded;

          (d)   non-cash impairment charges (i) resulting directly from the Transactions or (ii) with respect to goodwill, intangible assets or deferred financing fees shall, in each case, be excluded; and

          (e)   the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

          (a)   the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (b)   the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who:

          (a)   was a member of such Board of Directors on the date of this Indenture; or

          (b)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Corporate Trust Office of the Trustee" will be the principal office of the Trustee at which time its corporate trust business shall be administered, which office at the date hereof is located at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may designate from time to time by giving notice to the Company on the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

        "Credit Facilities" means, one or more debt facilities or commercial paper facilities in existence on or entered into after the date of this Indenture, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or Hedging Obligations, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Facility Agent" means, at any time in respect of any Credit Facility, the administrative agent, collateral agent or collateral trustee for holders of Credit Facility Obligations that holds the Liens securing such Obligations.

        "Credit Facility Collateral" means, at any time in respect of any Credit Facility:

          (a)   all inventory of the Company and the Guarantors under the Credit Facility;

          (b)   all receivables of the Company and the Guarantors under the Credit Facility and all security therefor;

          (c)   all cash received from the collateral referred to in clause (b) above; and

          (d)   shares of capital stock of certain of the Company's material Subsidiaries.

        "Credit Facility Obligations" means Indebtedness under a Credit Facility permitted to be incurred under Section 4.11(b) hereof and other Obligations (not constituting Indebtedness) under such Credit Facility (which may, but need not, include Hedging Obligations and obligations under deposit account services agreements and cash management contracts with any lender that is or at any time was party to such Credit Facility or any of its Affiliates).

        "Custodian" means the Trustee, as custodian for the Depository with respect to the Notes in global form, or any successor entity thereto.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note will not bear the Global Note Legend and will not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

        "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

        "Disqualified Stock" of a person means any Capital Stock of that person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock of the Company solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10 hereof.

        "Domestic Subsidiary" means any Restricted Subsidiary that is incorporated or organized under the laws of Canada or of any province or territory of Canada.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Euroclear" means Euroclear S.A./N.V., as operator of the Euroclear system.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the notes issued in exchange for the Notes issued in this offering or any Additional Notes (which, in each case, will evidence the same continuing Debt as such Notes) pursuant to the

Registration Rights Agreement or any similar Registration Rights Agreement with respect to any Additional Notes.

        "Exchange Offer" has the meaning set forth in the Registration Rights Agreement.

        "Exchange Offer Registration Statement" has the meaning set forth in the Registration Rights Agreement.

        "Excluded Assets" means:

          (a)   Reclamation Collateral;

          (b)   with respect to personal property, any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as (i) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, interest, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, interest, permit, franchise, power, authority or right is governed and (ii) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to any applicable law or principles of equity; provided, however, that (a) such lease, license, interest, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (i) and (ii) in this definition are and remain satisfied and to the extent such assets otherwise constitute Note Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the Collateral Agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (b) the proceeds of any sale, lease or other disposition of any such lease, license, interest, permit, franchise, power, authority or right that is or becomes an Excluded Asset will not be an Excluded Asset unless they satisfy the conditions set forth in clauses (i) and (ii) of this definition;

          (c)   with respect to any real property, any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as the grant of a security interest therein (i) requires a third party consent or (ii) constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, interest, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, interest, permit, franchise, power, authority or right is governed; provided, however, that such lease, license, interest, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in this definition are and remain satisfied and to the extent such assets otherwise constitute Note Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the Collateral Agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement;

          (d)   other property in which a security interest cannot be perfected by the filing of a financing statement under applicable personal property security legislation; and

          (e)   any property acquired in connection with a Structured Arrangement.

        "Existing Indebtedness" means (i) the loan agreement between HBMS and Her Majesty the Queen in right of the Province of Manitoba, dated June 14, 1991, as amended August 30, 1994, March 14, 1997 and March 14, 1999 (the "Manitoba Loan"), and (ii) the other Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of this Indenture after giving effect to the Transactions, including the Amalgamation, until such amounts are repaid.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (i) if such Property has a Fair Market Value equal to or less than $5.0 million, by the principal financial officer of the Company, or (ii) if such Property has a Fair Market Value in excess of $5.0 million, by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

        "First Lien Collateral" means, all real and immovable property (including leasehold interests and any other interest or right in any real property) now or hereafter owned or acquired by the Company or a Guarantor in the Provinces of Manitoba or Saskatchewan, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto, other than Excluded Assets. The First Lien Collateral will also include any Property that becomes part of the First Lien Collateral in circumstances described under Section 4.15.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

          (a)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations relating to interest; plus

          (b)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (c)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (d)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock or preferred stock, as the case may be) or to such Person or a Restricted Subsidiary or such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Fixed Charges does not include accretion expense in respect of asset retirement obligations.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (a)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, or the equivalent rule under Canadian securities laws;

          (b)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (c)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Flow-through Stock" means capital stock that is issued to a person under a written agreement between the person and a corporation under which the corporation agrees (i) to incur, in the period that begins on the day the agreement was made and ends 24 months after the end of the month that includes that day, Canadian exploration expenses or Canadian development expenses in an amount not less than the consideration for which the share is to be issued; and (ii) to renounce, before March of the first calendar year that begins after that period, to the person in respect of the share, an amount in respect of the Canadian exploration expenses or Canadian development expenses so incurred by it not exceeding the consideration received by the corporation for the share.

        "GAAP" means, as of any date of determination, generally accepted accounting principles in Canada and which are applicable as of any date of determination.

        "Global Note Legend" means the legend set forth in Section 2.06(g)(iii), which is required to be placed on all Global Notes issued under this Indenture.

        "Global Notes" means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

        "Governmental Agency" means (a) any international, foreign, federal, provincial or municipal government, or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency or entity that is vested by a governmental agency with applicable jurisdiction over a Person, or (e) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has given its general consent.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantee" has the meaning set forth in Section 12.01 hereof.

        "Guarantors" means:

          (a)   each Restricted Subsidiary of the Company that is a Domestic Subsidiary as of the date of this Indenture; and

          (b)   any other Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of this Indenture.

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (a)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (b)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices;

entered into in the ordinary course of business and not for speculative purposes.

        "Holder" means a Person in whose name a Note is registered in the Note Register.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (a)   in respect of borrowed money;

          (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (c)   in respect of banker's acceptances;

          (d)   representing Capital Lease Obligations;

          (e)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (f)    representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that, where such Indebtedness is not assumed and recourse for the obligation of such Indebtedness is limited to the value of the asset secured, the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset as of the date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person. "Indebtedness" does not include liabilities associated with the costs of decommissioning and restoring facilities or real property of a Person, including amounts recorded as asset retirement obligations upon a balance sheet of the specified Person in accordance with GAAP.

        The amount of any Indebtedness outstanding as of any date will be:

          (a)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (b)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

          (c)   the liquidation preference and any mandatory redemption payment obligation in respect of any Disqualified Stock and preferred stock of a Restricted Subsidiary.

        "Indenture" means this Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

        "Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

        "Initial Notes" means the first US$175,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

        "Intercreditor Agreement" means an Intercreditor Agreement among the Trustee, the Collateral Agent and the Credit Facility Agent, as amended, supplemented or otherwise modified from time to time, in accordance with its terms and any other intercreditor agreement entered into by the Trustee and the Collateral Agent, in each case, pursuant to Section 10.01(c) of this Indenture and having terms and provisions substantially to the effect set forth in Exhibit F, or provisions which are stated to be, in the Officers' Certificate and Opinion of Counsel required by Section 14.04, not materially less favorable to the Holders as compared to the provisions set forth in Exhibit F.

        "Interest Payment Date" means January 15 and July 15 of each year to stated maturity of the Notes issued hereunder to Stated Maturity.

        "Inventory" means all inventory comprising minerals and mineral bearing substances after they have been extracted, recovered or removed from a deposit and all work in progress and finished mineral products therefrom.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations but excluding the Guarantees), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.10 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person (an "Acquired Person") that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the Acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.10 hereof.

        "Issue Date" means December 21, 2004.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York, the City of Toronto, the City of Winnipeg or in the City of the Corporate Trust Office of the Trustee are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue on such payment for the intervening period.

        "Lenders" has the meaning given to that term in the Credit Facility.

        "Letter of Transmittal" means the letter of transmittal to be prepared by the Company and sent to all Holders for use by such Holders in connection with the Exchange Offer.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest in such asset.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends payable by such Person, excluding, however:

          (a)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (b)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means an amount equal to the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Collateral Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Collateral Asset Sale), net of the direct costs relating to such Asset Sale or Collateral Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Collateral Asset Sale, taxes paid or payable as a result of the Asset Sale or Collateral Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or Collateral Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

          (a)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (b)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (c)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Non-U.S. Person" means a Person who is not a U.S. Person.

        "Note Collateral" means the First Lien Collateral and the Second Lien Collateral.

        "Note Documents" means this Indenture, the Notes, the Exchange Notes, the Guarantees and the Security Documents.

        "Note Obligations" means the Notes (including all Additional Notes and all Exchange Notes therefor), the Guarantees and all other Obligations of any obligor under the Note Documents.

        "Notes" has the meaning assigned to it in the preamble to this Indenture and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term "Notes" will include any Additional Notes that may be issued under a supplemental indenture and all Exchange Notes for all purposes under this Indenture, both the Initial Notes and the Additional Notes and Exchange Notes will be treated as a single class.

        "Obligations" means any principal, premium (if any), interest (including special interest), if any, and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including special interest), guarantees (including the Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

        "Offering Memorandum" means the offering memorandum of the Company dated December 10, 2004 relating to the sale of the Initial Notes.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means (with respect to a Person other than the Trustee) a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, a treasurer or a principal accounting officer of such Person that meets the requirements of Section 14.05 hereof.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.04 hereof. The counsel may be an employee of or counsel to the Company, any Restricted Subsidiary of the Company or the Trustee.

        "Parent" means any direct or indirect parent company of the Company.

        "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

        "Permitted Business" means, any business that derives a majority of its revenues from any of the businesses engaged in by the Company and its Restricted Subsidiaries on the date of original issuance of the Notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the Notes.

        "Permitted Investments" means:

          (a)   any Investment in the Company or in any Restricted Subsidiary;

          (b)   any Investment in Cash Equivalents;

          (c)   any Investment in a Person, if as a result of such Investment:

            (i)    such Person becomes a Restricted Subsidiary of the Company; or

            (ii)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company;

          (d)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 hereof;

          (e)   any Investment to the extent the consideration therefor is composed of Equity interests (other than Disqualified Stock) of the Company;

          (f)    any Investments by a Person received (i) in compromise or resolution of (A) obligations payable to such Person in its capacity as trade creditor or from customers, which obligations were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or transfer of title with respect to any secured Investment in default;

          (g)   Investments represented by Hedging Obligations;

          (h)   an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (i)    an Investment in Considar Metal Marketing S.A. or its Subsidiary, Considar Metal Marketing Inc., to purchase the White Pine Copper Refinery Inc.

          (j)    Investments in Considar Metal Marketing S.A. and its Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) at any one time outstanding (but excluding any Investment made pursuant to clause (i) above) not to exceed $250,000;

          (k)   Investments (other than Investments in the form of cash or Cash Equivalents) in Permitted Joint Ventures having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed at any one time outstanding 5.0% of Total Assets;

          (l)    repurchases of the Notes (including any Additional Notes) or the Exchange Notes;

          (m)  Investments in Permitted Joint Ventures, to the extent that such Investments are funded from Flow-through Stock; and

          (n)   other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) since the date of this Indenture, not to exceed $2.0 million.

        "Permitted Joint Venture" means any venture with another Person or Persons in the ordinary course of, and of a nature that is or shall have become customary in, a Permitted Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, marketing or transporting metals, minerals or other products produced in association therewith through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Permitted Business jointly with third parties, including, without limitation: (1) ownership interests in mineral properties, processing facilities or ancillary real property interests; and (2) operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreements and other similar agreements.

        "Permitted Liens" means:

          (a)   Liens to secure Indebtedness permitted by Section 4.11(b)(i) hereof on property and assets of the Company and its Restricted Subsidiaries except property and assets constituting First Lien Collateral;

          (b)   Liens created pursuant to the security documents securing the Notes and the Guarantees (including Additional Notes and Exchange Notes and the related Guarantees);

          (c)   (i) Liens on the Reclamation Collateral securing Obligations under the Reclamation Security Agreements, including (ii) the power, license and permission to enter upon the lands described in the Reclamation Security Agreements for the purpose of realizing on the Liens granted under the Reclamation Security Agreements;

          (d)   Liens in favor of the Company, a Guarantor or any Wholly Owned Restricted Subsidiary;

          (e)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (f)    Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (g)   Liens to secure the performance of statutory obligations or regulatory requirements (including reclamation obligations), bid, surety or appeal bonds, performance bonds, warranty or contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

          (h)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.11(b)(iv) covering only the assets acquired, constructed, leased or improved, as the case may be, with such Indebtedness;

          (i)    Liens existing on the date of this Indenture on any asset of HBMS or any of its Subsidiaries;

          (j)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (k)   Liens securing Indebtedness under Hedging Obligations; provided, that (a) such Liens are only secured by property or assets that secure the Indebtedness subject to the Hedging Obligation; (b) if such Hedging Obligations are with one or more parties to Credit Facilities, then secured by the same collateral as secures the applicable Credit Facilities; or (c) such Liens are restricted to cash or Cash Equivalents in an amount not exceeding US$10.0 million.

          (l)    Liens securing Permitted Refinancing Indebtedness incurred to refinance any secured Indebtedness; provided that the Liens securing such Permitted Refinancing Indebtedness are not extended to any additional assets or property;

          (m)  contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or its Restricted Subsidiaries;

          (n)   Liens on and pledges of the Equity Interests of Unrestricted Subsidiaries;

          (o)   Liens with respect to the Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale of all or substantially all of the Capital Stock of such Restricted Subsidiary, pending the closing of such sale or disposition;

          (p)   Royalty interests or other Liens on interests in real property, or the production from such property, pursuant to Third Party Mining Arrangements;

          (q)   Liens on cash or inventory in favor of a customer in a Production and Capacity Arrangement limited to an amount equal to the prepayment, or the future production that is the subject of the prepayment, under such arrangement; and

          (r)   Liens not otherwise permitted by clauses (a) through (q) above incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Payments to Parent" means, without duplication as to amounts, any payment of dividends, distributions or other amounts to the Parent in amounts required to permit Parent to pay (1) reasonable accounting, legal and administrative expenses of the Parent (including compensation of the Parent's directors, officers, employees and consultants) when due in an aggregate amount not to exceed $2.5 million per calendar year, (2) federal, provincial, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries, (3) franchise taxes or other fees required to maintain Parent's existence, and (4), if applicable, to pay interest and/or principal on Indebtedness of Parent the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with Section 4.11 hereof

        "Permitted Prior Liens" means:

          (a)   Liens described in clauses (a), (c)(ii), (e), (f), (g), (h), (i), (k), (m), (n), (o) and (q ) of the definition of "Permitted Liens";

          (b)   Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents;

          (c)   restrictions, easements, rights-of-way, servitudes or other similar rights in land (including, without limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use for the purpose for which it is held;

          (d)   security given to a public utility or any municipality or governmental or other public authority which is required by such utility or municipality or other authority in connection with any Permitted Business, all in the ordinary course thereof which singly or in the aggregate does not materially detract from the value of the assets concerned or materially impair their use and for the purpose for which they are held;

          (e)   any reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

          (f)    Liens by reason of a judgment or decree not otherwise resulting in an Event of Default;

          (g)   Liens in favor of customs and revenue authorities to secure payments of customs duties in connection with importation of goods;

          (h)   Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security;

          (i)    Liens encumbering property or assets under construction arising from progress or partial payments by customers of the Company or its Restricted Subsidiaries relating to such property or assets;

          (j)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (k)   Liens in mineral property or products derived from such property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transporting, storage or distribution of, such property or the products derived from such property; provided that such Liens are not created or incurred in connection with any Indebtedness;

          (l)    Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

          (m)  title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held; and

          (n)   Liens that are stated, in a Credit Facility or related security document, to be permitted prior liens under such Credit Facility.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, purchase, repurchase or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (a)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on, and any premium or penalties required to be paid under the terms of the instrument governing, the Indebtedness and the amount of all fee, expenses and premiums incurred in connection therewith);

          (b)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded;

          (c)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded; and

          (d)   such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, repurchased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Private Placement Legend" means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

        "Production and Capacity Arrangements" means any agreement or other arrangement for the sale of future metal production or treatment and refining capacity of the Company or its Restricted Subsidiaries.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests in, and other securities of, any other Person.

        "Public Equity Offering" means (1) an offer and sale of Common Stock of the Company or (2) an offer and sale of Common Stock of a direct or indirect parent company of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), (y) a prospectus qualified with one or more securities commissions in Canada, or (z) a private issuance exempt from registration under the Securities Act.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Receivables" means all debts, claims, demands and choses in action (including all book debts and accounts) of the Company or any Guarantor due from any sale or other disposition of any Inventory and all books and records pertaining thereto, together with the benefit of all judgments and all other securities for such debts, claims, demands and choses in action, and all other rights and benefits in respect thereto to which such Person is now or may hereafter become entitled.

        "Reclamation Collateral" means (1) all present and after-acquired mining equipment, buildings and fixtures owned by the Company and located on the lands set forth in the Reclamation Security Agreements, all increases, additions, accretions, attachments, parts, profits and accessions to any of this collateral, together with any substitutions for and replacements and renewals of any of this collateral, and all proceeds derived directly or indirectly from any dealing with any of this collateral (or any dealings with such proceeds), whether or not of the same type, class or kind as the original property, including a right to insurance payment or any other payment as indemnity or compensation for loss or damage, and payments made in the total or partial discharge of an intangible, chattel paper, an instrument, a security or a mortgage or charge in respect of an interest in land and (2) any other collateral that is or becomes the subject of the Reclamation Security Agreements.

        "Reclamation Security Agreements" means (i) the Security Agreement, issued on May 7, 2004, by the Company in favor of Her Majesty the Queen in Right of the Province of Manitoba, and (ii) the Security Agreement, issued on March 31, 1999, by the Company in favor of Her Majesty the Queen in Right of the Province of Saskatchewan, in each case with respect to the implementation of approved closure plans relating to the Company's operations in the provinces of Manitoba and Saskatchewan, as such agreements may be amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

        "Record Date" for the interest payable on or any Interest Payment Date means January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 21, 2004 by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Regulation S Legend" means the legend set forth in Section 2.06(g)(ii) to be placed on all Notes issued under this Indenture that were sold pursuant to Regulation S of the Securities Act.

        "Regulation S Global Note" means a Global Note in the form of Exhibit A hereto bearing the Regulation S Legend but without the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

        "Responsible Officer," means when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Person who at the time shall be such officer, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

        "Restricted Definitive Note" means a Definitive Note bearing the Private Placement Legend.

        "Restricted Global Note" means a Global Note bearing the Private Placement Legend.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Rule 903" means Rule 903 promulgated under the Securities Act.

        "Rule 904" means Rule 904 promulgated the Securities Act.

        "SEC" means the Securities and Exchange Commission.

        "Second Lien Collateral" means (i) all Inventory of the Company and the Guarantors and (ii) all Receivables of the Company and the Guarantors. Second Lien Collateral shall also include other Property that is the subject of a Lien in favor of the Credit Facility Agent under a Credit Facility, other than Capital Stock of a Subsidiary of the Company. The Second Lien Collateral does not include cash held by the Company or the Guarantors as of the date of this Indenture.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Documents" means the Intercreditor Agreement, the Collateral Agency Agreement, the Trust Monies Account Hypothecation Agreement, dated as of the Issue Date, between the Collateral Agent and Hudson Bay Mining and Smelting Company, Limited and one or more debentures, debenture delivery agreements, security agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Note Collateral in favor of the Collateral Agent equally and ratably for the benefit of the holders of the Note Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with their respective terms.

        "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

        "Significant Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Special Interest" means all additional interest then owing, if any, pursuant to the Registration Rights Agreement.

        "Special Record Date" for the payment of any Defaulted Interest means a date fixed for payment by the Trustee pursuant to Section 2.12.

        "Standstill Default" means a default under any Credit Facility.

        "Standstill Notice" means the notice delivered by the Credit Facility Agent to the Trustee of the commencement of a Standstill Period.

        "Standstill Period" means the period of time which (a) commences with the delivery of a Standstill Notice to the Trustee and (b) expires on the date which is the earlier of (i) 120 days from the date of such delivery and (ii) such time as the Standstill Defaults shall have been cured or waived in writing by the Credit Facility Agent.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Structured Arrangement" means any transaction, between the Company or any of its Restricted Subsidiaries and another Person, the effects of which include the realization of tax benefits by such other Person from tax losses or unclaimed deductible expenses of the Company (or a Restricted Subsidiary, as the case may be); provided, that (1) the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the transaction is, in their good faith judgment, fair, from a financial point of view, to the Company or such Restricted Subsidiary and (2), if such transaction is an Affiliate Transaction, the transaction complies with the requirements of Section 4.19 hereof; provided, further, that if such transaction thereafter ceases to satisfy the preceding requirements as a Structured Arrangement, it shall thereafter cease to be a Structured Arrangement for purposes of this Indenture and shall be deemed to be effected as of such date and, if the transaction is not otherwise permitted by this Indenture as of such date, the Company will be in default under this Indenture if such transaction does not comply with the preceding requirements or is otherwise unwound within 30 days of that date.

        "Subsidiary" means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Third Party Mining Arrangements" means any arrangement with another Person or Persons of a nature that is, or shall have become customary in, a Permitted Business for the purposes of sharing the risks or costs of exploring, acquiring, developing or producing minerals from property owned by the Company or a Restricted Subsidiary, including, without limitation, operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreements and other similar agreements.

        "TIA" means the U.S. Trust Indenture Act of 1939 as in effect on the date hereof; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "TIA" means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as so amended.

        "Total Assets" of any Person means, as of any date, the consolidated total assets determined in accordance with GAAP, and set forth on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

        "Transactions" means the offering of the Notes, the contribution to the Company of the proceeds from the ONTZINC public offering of subscription receipts, the Company's providing a letter of credit to secure the Province of Manitoba Loan and the Acquisition.

        "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

        "Trust Monies" has the meaning set forth in Section 11.01(a) hereof.

        "Trust Monies Account" has the meaning set forth in Section 11.01(b) hereof.

        "Unrestricted Definitive Note" means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

        "Unrestricted Global Note" means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the "Schedule of Exchanges of Interests in the Global Note" attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

        "Unrestricted Subsidiary" means Mingold Resources Inc. and any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (a)   has no Indebtedness other than Non-Recourse Debt;

          (b)   is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (c)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (d)   has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries; and

          (e)   does not own, lease or otherwise have an interest in the Note Collateral.

        "U.S. Person" means a U.S. person as defined in Rule 902(k) under the Securities Act.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
"Acquired Person" (see "Investments")	1.01
"Additional Amounts"	4.16
"Additional Security Documents"	10.01(d)
"Affiliate Transaction"	4.19
"Asset Sale Offer"	Exhibit A, Section 7
"Asset Sale Payment"	4.14
"Authentication Order"	2.02
"Change of Control Offer"	4.17
"Change of Control Payment"	4.17
"Common Collateral"	10.01
"Covenant Defeasance"	8.03
"DTC"	2.03
"Event of Default"	6.01
"Excess Proceeds"	4.14
"Excluded Holder"	4.16
"First Currency"	14.15
"First Lien Collateral Investment:	4.15
"Incur"	4.11
"Judgment currency"	14.14
"Legal Defeasance"	8.02
"Net Available Proceeds"	4.15

"Note Register"	2.03
"Offer Amount"	3.09
"Offer Period"	3.09
"Other Currency"	14.15
"Paying Agent"	2.03
"Purchase Date"	3.09
"Registrar"	2.03
"Restricted Payments"	4.10
"Taxes"	4.16

Section 1.03 Incorporation by Reference of Trust Indenture Act.

        Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

        The following TIA terms used in this Indenture have the following meanings:

        "indenture securities" means the Notes;

        "indenture security Holder" means a Holder;

        "indenture to be qualified" means this Indenture;

        "indenture trustee" or "institutional trustee" means the Trustee; and

        "obligor" on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

        All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

        Unless the context otherwise requires:

          (a)   a term has the meaning assigned to it;

          (b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (c)   "or" is not exclusive;

          (d)   words in the singular include the plural, and in the plural include the singular;

          (e)   provisions apply to successive events and transactions;

          (f)    unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;

          (g)   the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

          (h)   "US$," "U.S. Dollars" and "United States Dollars" each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

          (i)    "$," "C$", "Cdn$" and "Canadian Dollars" each refer to Canadian dollars, or such other money of Canada that at the time of payment is legal tender for payment of public and private debts;

          (j)    provisions apply to successive events and transactions;

          (k)   unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Indenture; and

          (l)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating; Terms.

          (a)   General. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of US$1,000 and integral multiples thereof.

          (b)   The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with this Indenture, this Indenture shall govern and be controlling.

          (c)   Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

          (d)   Terms. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is limited to US$225,000,000 (of which US$175,000,000 aggregate principal amount of Initial Securities is being issued, authenticated and delivered the date hereof in accordance with Section 2.02 hereof).

        The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Sections 4.14 and 4.15 hereof or a Change of Control Offer as provided in Section 4.17 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

        Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; and provided, that the Company's ability to issue Additional Notes shall be subject to the Company's compliance with Section 4.11 hereof. Any Additional Notes shall be issued, in accordance with Section 2.13.

          (e)   Euroclear and Clearstream Procedures Applicable. The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Clearstream" and "Customer Handbook" of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

        One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

        If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

        A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

        The Trustee shall, upon a written order of the Company signed by two Officers (an "Authentication Order"), authenticate and deliver Notes for original issue in an aggregate principal amount of US$175,000,000 for the Initial Notes and in an aggregate principal amount specified in an Authentication Order for any Additional Notes issued hereunder. Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which such Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 and 2.13 hereof.

        The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

        The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes ("Note Register") and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any Guarantor may act as Paying Agent or Registrar.

        The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

        The Company initially appoints the Trustee to act as the Registrar and Paying Agent for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

        The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Special Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) shall have no further liability for the money so paid over to the Trustee. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

        The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

          (a)   Transfer and Exchange of Global Notes. A Global Note may be transferred in whole and not in part only to another nominee of DTC or to a successor of DTC or its nominee. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so, (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes or (iv) a request for certificates has been made upon 60 days' prior written notice given to the Trustee in accordance with the Depositary's customary procedures and a copy of such notice has been received by the Company from the Trustee. Upon the occurrence of any of the preceding events in (i) – (iv) above, Definitive Notes shall be issued in such names and denominations as the Depositary (in accordance with its customary procedures) shall instruct the Trustee in accordance with the Applicable Procedures. Global Notes also may be exchanged or replaced as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) to (iv) above. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

          (b)   Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

            (i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

            (ii)   All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant, in each case, given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant, in each case, given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

            (iii)  Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof.

            (iv)  Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

              (1)   such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (A) a Broker-Dealer, (B) a Person participating in the distribution of the Exchange Notes or (C) a Person who is an affiliate (as defined in Rule 144) of the Company;

              (2)   such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

              (3)   such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

              (4)   the Registrar receives the following:

                (A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

                (B)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

        and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

        If any such transfer is effected pursuant to subparagraph (2) or (4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (2) or (4) above.

        Beneficial interests in an Unrestricted Global Note can be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note without any certification.

          (c)   Transfer or Exchange of Beneficial Interests for Definitive Notes.

            (i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the preceding events in 2.06(a)(i) — (iv) and receipt by the Registrar of the following documentation:

              (1)   if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

              (2)   if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

              (3)   if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

              (4)   if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

              (5)   if such beneficial interest is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

              (6)   if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

            (ii)   Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the preceding events in 2.06(a)(i) — (iv) and if:

              (1)   such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

              (2)   such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

              (3)   such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

              (4)   the Registrar receives the following:

                (A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

                (B)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

        and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

            (iii)  Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon the occurrence of any of the preceding events in 2.06(a)(i) — (iv) and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

          (d)   Transfer and Exchange of Definitive Notes for Beneficial Interests.

            (i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

              (1)   if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

              (2)   if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

              (3)   if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

              (4)   if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

              (5)   if such Restricted Definitive Note is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof,

              (6)   if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Restricted Global Note, in the case of clause (2) above, the appropriate 144A Global Note, in the case of clause (3) above, the appropriate Regulation S Global Note.

            (ii)   Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

              (1)   such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

              (2)   such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

              (3)   such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

              (4)   the Registrar receives the following:

                (A)  if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

                (B)  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

        and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

        Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

            (iii)  Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

            (iv)  Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in a Restricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Restricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Restricted Global Notes.

    If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(2), (ii)(4) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

          (e)   Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

            (i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

              (1)   if the transfer will be made pursuant to a QIB in accordance with Rule 144A under the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

              (2)   if the transfer shall be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

              (3)   if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

            (ii)   Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

              (1)   such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

              (2)   any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

              (3)   any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

              (4)   the Registrar receives the following:

                (A)  if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

                (B)  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

        and, in each such case set forth in this subparagraph (4), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

            (iii)  Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

          (f)    Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

          (g)   Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

            (i)    Private Placement Legend. Except as permitted by subparagraph (ii) below and except for any Exchange Note, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

    "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

    THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

            (ii)   Regulation S Legend. Any Regulation S Global Note and any other Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend and shall bear a legend in substantially the following form:

    "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT."

            (iii)  Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

    "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

          (h)   Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

          (i)    General Provisions Relating to Transfers and Exchanges.

            (i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company's Authentication Order or at the Registrar's request.

            (ii)   No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.14 and 4.17 hereof).

            (iii)  Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

            (iv)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

            (v)   The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

            (vi)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

            (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of this Section 2.06.

            (viii) Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

            (ix)  At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

            (x)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

        If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note of like tenor and principal amount if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses (including any tax or governmental charge that may be imposed in connection therewith and the fees and expenses of the Trustee) in replacing a Note.

        In case any mutilated, destroyed, lost or stolen Notes has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

        Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

        The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

        The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

        If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

        If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

        If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

        In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer as the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee's right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes.

        Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

        Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

        The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

        If the Company defaults in a payment of interest which is payable on the Notes on any Interest Payment Date, it shall pay the defaulted interest (1) in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, or (2) at the Company's (or a Guarantor's, as the case may be) option, to the Persons who are Holders on a subsequent Special Record Date for the payment of such defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. In the case of (2) above, the Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such Special Record Date for the payment of such defaulted interest; provided, that no such Special Record Date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such Special Record Date. At least 10 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

        Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 Issuance of Additional Notes.

        The Company shall be entitled, upon delivery of an Officer's Certificate, Opinion of Counsel and Authentication Order, subject to its compliance with Sections 4.11 and 4.12 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes issued with respect thereto shall be treated as a single class for all purposes under this Indenture.

        With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officer's Certificate, a copy of each which shall be delivered to the Trustee, the following information:

          (a)   the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

          (b)   the issue price, the issue date and the CUSIP number of such Additional Notes; and

          (c)   whether such Additional Notes shall be transfer restricted Notes and issued in the form of Initial Notes as set forth in Section 2.02 of this Indenture or shall be issued in the form of Exchange Notes.

ARTICLE 3.

REDEMPTION

Section 3.01 Notices to Trustee.

        If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to be Redeemed.

        If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method the Trustee considers fair and appropriate and in accordance with the rules of the Depository. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

        The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of US$1,000 or whole multiples of US$1,000; no Notes of US$1,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

        Subject to Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 13 hereof) the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address as it appears in the Note Register.

        The notice shall identify the Notes to be redeemed and shall state:

          (a)   the redemption date;

          (b)   the redemption price;

          (c)   if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

          (d)   the name and address of the Paying Agent;

          (e)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

          (f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

          (g)   the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

          (h)   that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

        At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided that the Company shall have delivered to the Trustee, at least 40 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

        Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price. A notice of redemption may not be conditional. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption Price.

        On or prior to 11:00 a.m. Eastern Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

        If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

        Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company's written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed provided that each new Note will be a principal amount of US$1,000 or an integral multiple of US$1,000.

Section 3.07 Optional Redemption; Redemption for Changes in Canadian Withholding Taxes.

          (a)   At any time prior to January 15, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, calculated after giving effect to the issuance of Additional Notes, if any, at a redemption price of 109'% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Public Equity Offering; provided that:

            (i)    at least 65% of the aggregate principal amount of Notes issued under this Indenture, calculated after giving effect to the issuance of Additional Notes, if any, remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Affiliates); and

            (ii)   the redemption occurs within 60 days of the date of the closing of the relevant sale of Common Stock.

          (b)   Except pursuant to clause (a) above and as described below under clause (d) of this Section 3.07, the Notes will not be redeemable at the Company's option before January 15, 2009.

          (c)   After January 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	104.813%
2010	102.406%
2011 and thereafter	100.000%

          (d)   The Company may redeem all, but not less than all, of the Notes at any time at 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the applicable redemption date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any

  Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position of any Governmental Agency, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after December 10, 2004.

          (e)   Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 No Mandatory Redemption.

        The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Repurchase at the Option of Holders: Change of Control; Asset Sales.

          (a)   In the event that, pursuant to Section 4.14, 4.15, 4.17 or 11.02(a) hereof, the Company shall or shall be required to commence an Asset Sale Offer, Change of Control Offer or other offer to repurchase Notes, as the case may be, (each, a "Repurchase Offer"), it shall follow the procedures specified below.

          (b)   The Repurchase Offer shall remain open for a period of at least 20 Business Days and not more than 60 days following its commencement (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall accept for payment the principal amount of Notes required to be or offered to be purchased pursuant to Section 4.14, 4.15, 4.17 or 11.02(a) and properly tendered pursuant to such Section, as applicable, (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

          (c)   If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

          (d)   Upon the commencement of a Repurchase Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Repurchase Offer, shall state:

            (i)    that the Repurchase Offer is being made pursuant to this Section 3.09 and Section 4.14, 4.15, 4.17 or 11.02(a), as applicable, the length of time the Repurchase Offer shall remain open. If the Repurchase Offer is a Change of Control Offer made pursuant to Section 4.17 such notice shall describe the transaction or transactions that constitute the Change of Control and that all Notes tendered will be accepted for payment;

            (ii)   the Offer Amount, the Asset Sale Payment or Change of Control Payment, as applicable, and the Purchase Date;

            (iii)  that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

            (iv)  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer shall cease to accrete or accrue interest after the Purchase Date;

            (v)   that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of US$1,000 only;

            (vi)  that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

            (vii) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

            (viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount required pursuant to Section 4.14, the Company shall select the Notes to be purchased pursuant to Section 3.02 (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of US$1,000, or integral multiples thereof, shall be purchased); and

            (ix)  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

          (e)   On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment or Asset Sale Payment, as applicable, in respect of all Notes, or portions thereof, properly tendered, and (3) shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating that the aggregate principal amount of Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

          (f)    The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or cause to be transferred by book entry such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased if any; provided that each new Note shall be in a principal amount of US$1,000 or an integral multiple of US$1,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on or as soon as practicable after the Purchase Date.

        Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

        The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary thereof, holds as of 1:00 p.m. Eastern Time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

        The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, to the extent lawful) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy

Law) on overdue installments of interest and Special Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

        The Company shall maintain in the Borough of Manhattan, in The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

        The Company may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan in The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, in the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Corporate Existence.

        Subject to Article 5 and Section 4.14 and 4.15 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.04 Money for Security Payments to Be Held in Trust.

          (a)   If the Company or any Guarantor acts at any time as Paying Agent hereunder, it will, on or before each due date of the principal of (and premium, if any) or interest and Special Interest, if any, on any of the Notes, segregate and hold in trust for the benefit of the Person entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums are paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

          (b)   Whenever the Company has one or more Paying Agents for the Notes, it will, on or before each due date of the principal of (and premium, if any) or interest and Special Interest, if any, on any Notes, deposit with a Paying Agent a sum in same day funds (or New York Clearing House funds if such deposit is made prior to the date on which such deposit is required to be made) sufficient to pay the principal (and premium, if any) or interest and Special Interest, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest and the Company will promptly notify the Trustee of such action or any failure so to act.

          (c)   The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent will agree with the Trustee, subject to the provisions of this Section 4.04, that such Paying Agent will:

            (i)    hold all sums held by it for the payment of the principal of (and premium, if any) or interest and Special Interest, if any, on Notes in trust for the benefit of the Persons entitled thereto until such sums are paid to such Persons or otherwise disposed of as herein provided;

            (ii)   give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest and Special Interest, if any; and

            (iii)  at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

          (d)   The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order, direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and upon such payment by any Paying Agent to the Trustee, such Paying Agent will be released from all further liability with respect to such money.

        Any money deposited with the Trustee or any Paying Agent, or then held by the Company or any Guarantor, in trust for the payment of the principal of (and premium, if any) or interest and Special Interest, if any, on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest and Special Interest, if any has become due and payable will be paid to the Company on Company request, unless an abandoned property law designates another person, or (if then held by the Company or any Guarantor) will be discharged from such trust; and the Holder of such Note will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, will thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, will at the written direction and at the expense of the Company, cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 4.05 Maintenance of Properties.

        The Company will cause all properties owned by the Company or any Restricted Subsidiary and used or useful in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section will prevent the Company or any Restricted Subsidiary from discontinuing the maintenance of any of such properties if such discontinuance is, as determined by the Company or such Restricted Subsidiary in good faith, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Holders.

Section 4.06 Maintenance of Insurance.

        The Company will, and will cause its Restricted Subsidiaries to, keep at all times all of their properties which are of an insurable nature (including the Note Collateral) insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with customary business practice. The Company and each Guarantor shall furnish to the Trustee, upon written request, full information as to its property and liability insurance carriers.

Section 4.07 Taxes.

        The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Notes.

Section 4.08 Stay, Extension and Usury Laws.

        The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.09 Compliance Certificate.

          (a)   The Company will deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date hereof, an Officers' Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default will have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

          (b)   So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, promptly (and in any event within 10 days) upon any Officer becoming aware of the occurrence of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.10 Restricted Payments.

          (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

            (i)    declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or other payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

            (ii)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

            (iii)  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Guarantees (other than any subordinated Indebtedness held by the Company or any Guarantor), except payments of interest or principal at the Stated Maturity thereof; or

            (iv)  make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

              (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

              (2)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.11(a); and

              (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (ix), (xi), (xii), (xiii), (xiv) and (xv) of the next succeeding paragraph), is less than the sum, without duplication, of:

                (A)  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2007 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                (B)  100% of the aggregate net cash proceeds received by the Company after the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock or Flow-through Stock), including the net cash proceeds received from the sale of marketable securities or other property received by the Company in exchange for such Equity Interests, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

                (C)  to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

                (D)  to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company's or any Restricted Subsidiary's Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

                (E)  the lesser of (i) the Fair Market Value of or (ii) the amount of Restricted Investments made subsequent to the date of the Indenture by the Company or any Restricted Subsidiary in a Person (other than an Unrestricted Subsidiary) at the time such Person becomes a Restricted Subsidiary as a result of or in connection with an additional Investment by the Company or a Restricted Subsidiary, plus

                (F)  $5.0 million.

          (b)   So long as no Default has occurred and is continuing or would be caused thereby, Section 4.10(a) hereof will not prohibit:

            (i)    the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration of such dividend or distribution or the giving of an irrevocable and unconditional notice of such redemption, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

            (ii)   the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or the Guarantees or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (B) of the preceding paragraph (a) of this Section 4.10;

            (iii)  the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes or the guarantees in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

            (iv)  the payment of any dividend by a Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

            (v)   so long as no default or Event of Default will have occurred and be continuing, at the time of or immediately after giving effect to such payment, the repurchase, redemption, repayment, retirement, defeasance or other acquisition for value by the Company or any of its Restricted Subsidiaries of any Equity Interests (other than Disqualified Stock) of the Company or any Parent, in each case, held by officers, directors or employees of the Company or its Restricted Subsidiaries (or permitted transferees of such Persons or the estates of such Persons or any permitted transferees or beneficiaries under their estates) pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such Equity Interests were issued; provided that the aggregate cash consideration paid or distributions or payments made pursuant to this clause (v) in any calendar year will not exceed $2.0 million;

            (vi)  repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

            (vii) payments or distributions required by a final determination of a court of competent jurisdiction to satisfy dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with Section 5.01;

            (viii) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company;

            (ix)  repurchases, redemptions, acquisitions, cancellations and other retirements for a nominal value per right of any rights granted pursuant to any shareholders' rights plan;

            (x)   the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date;

            (xi)  Permitted Payments to Parent;

            (xii) any payments made in connection with the consummation of the Transactions;

            (xiii) any payments made to employees in connection with the Company's profit sharing plan;

            (xiv) so long as no default or Event of Default shall have occurred and be continuing, any Structured Arrangement;

            (xv) loans or advances to executive officers, directors or employees of the Company or any Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or any Restricted Subsidiary, as the case may be, not to exceed $1.0 million in the aggregate principal amount outstanding at any one time; or

            (xvi) so long as no default or Event of Default shall have occurred and be continuing, Restricted Payments not to exceed $2.0 million in the aggregate after the date of this Indenture.

          (c)   The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.11 Incurrence of Indebtedness and Issuance of Preferred Stock.

          (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), the Company may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

          (b)   Notwithstanding the foregoing, Section 4.11(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

            (i)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder) not to exceed the greater of:

              (1)   $70.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction under a Credit Facility, in each case, pursuant to Section 4.14 hereof; or

              (2)   the amount of the Borrowing Base as of the date of such incurrence;

            (ii)   the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

            (iii)  the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement;

            (iv)  the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (d) or Existing Indebtedness consisting of Capital Lease Obligations, mortgage financings or purchase money obligations, not to exceed, at any time outstanding, the greater of (x) $45.0 million and (y) 5% of Total Assets;

            (v)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clause (a) of this Section 4.11 hereof or clause (ii), (iii), (iv) or (xvi) of this Section 4.11(b);

            (vi)  the incurrence by the Company or a Restricted Subsidiary of Indebtedness to any Restricted Subsidiary of the Company or the incurrence by any Restricted Subsidiary of the Company of Indebtedness to the Company or any Restricted Subsidiary of the Company; provided, however, that:

              (1)   such Indebtedness owing by the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not the Company or a Guarantor must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantee of the Notes, in the case of a Guarantor; and

              (2)   (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

            (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

            (viii) the guarantee by the Company or any Guarantor of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.11;

            (ix)  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.11; provided, in each such case, that the amount thereof is included in the Fixed Charges of the Company as accrued;

            (x)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation obligations and other statutory or regulatory requirements; trade contracts, letters of credit, banker's acceptances, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature (including without limitation, performance guarantees under concentrate or metal supply agreements) entered into in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money; and the obtaining of advances or credit or the payment of the deferred purchase price of property;

            (xi)  the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of customary indemnities or obligations in respect of purchase price adjustments, earn outs or similar obligations, in each case, incurred in connection with the acquisition or disposition of any property or assets, including, without limitation, Equity Interests in accordance with the provisions of this Indenture;

            (xii) the issuance of preferred stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed to constitute an issuance of such preferred stock that was not permitted by this clause (xii) of Section 4.11(b) hereof;

            (xiii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

            (xiv) the issuance of Indebtedness or preferred stock in connection with a Structured Arrangement;

            (xv) the incurrence of Indebtedness by the Company or any Guarantor that is unsecured, bears no interest and has a stated maturity date not earlier than 91 days after the stated maturity of the Notes; and

            (xvi) the issuance or incurrence, as the case may be, by the Company or any Restricted Subsidiary of the Company of additional preferred stock or Indebtedness in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvi) of Section 4.11(b) hereof, not to exceed $10.0 million.

          (c)   The Company will not incur, and will not permit any Restricted Subsidiary to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of being secured on a junior lien basis.

          (d)   For purposes of determining compliance with Section 4.11, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvi) of Section 4.11(b) hereof, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will be deemed to have been incurred pursuant to the category of Permitted Indebtedness described in Section 4.11(b)(i) hereof.

Section 4.12 Liens.

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or Attributable Debt (i) on any item of Note Collateral other than Permitted Liens and (ii) on any other property of the Company or of any of its Restricted Subsidiaries, whether owned on the date hereof or acquired after the date hereof, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, without at the same time causing the Notes to be secured equally and ratably with, or prior to, any Indebtedness or Attributable Debt secured by such Liens, other than Permitted Liens.

Section 4.13 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

          (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (i)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

            (ii)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

            (iii)  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

          (b)   Notwithstanding the foregoing, Section 4.13(a) will not apply to encumbrances or restrictions existing under or by reason of:

            (i)    agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of this Indenture;

            (ii)   this Indenture, the Notes, the Additional Notes, the Exchange Notes and the Guarantees, or encumbrances or restrictions in any other instrument governing Indebtedness or preferred stock of the Company incurred or issued in compliance with Section 4.11 hereof that are no more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Guarantees;

            (iii)  any applicable law, rule, regulation, order, approval, license or permit;

            (iv)  any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent was created or otherwise caused or suffered to exist in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of an instrument governing Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

            (v)   customary provisions in leases, licenses and other agreements entered into in the ordinary course of business restricting assignment or subletting of any lease or assignment of any license or other contract or restricting transfers of non-cash assets;

            (vi)  purchase money obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in Section 4.13(a)(iii) hereof;

            (vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

            (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

            (ix)  reasonable and customary borrowing base, net worth and similar covenants set forth in agreements evidencing Indebtedness otherwise permitted by this Indenture;

            (x)   customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that (i) in the case of joint ventures existing on the Issue Date, the encumbrances or restrictions in any amendment, renewal or other modification of the joint venture arrangement are no more onerous, taken as a whole, than those existing on the Issue Date and (ii) in all other cases, (a) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable agreements and (b) the Company determines that any such encumbrance or restriction will not materially affect the ability of the Company to make any anticipated payments of principal or interest on the Notes;

            (xi)  Liens securing Indebtedness otherwise permitted to be incurred in accordance with Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

            (xii) any encumbrances or restrictions required by any governmental or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental or regulatory authority;

            (xiii) reasonable and customary covenants contained in Production and Capacity Arrangements, Third Party Mining Arrangements and Structured Arrangements;

            (xiv) agreements governing Credit Facilities, provided such restrictions are not materially more restrictive, taken as a whole, than customary provisions in comparable financings;

            (xv) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

            (xvi) any encumbrance or restriction of the type referred to in clauses 4.13(a)(i) through 4.13(a)(iii) above imposed by any extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, contract, instrument or obligation referred to in clauses (iv) or (vi) above that is not materially more restrictive, taken as a whole, than the encumbrance or restriction imposed by the applicable predecessor agreement, contract, instrument or obligation (as determined by the Board of Directors of the Company in its good faith judgment).

Section 4.14 Asset Sales.

          (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale in any single transaction or series of related transactions unless:

            (i)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

            (ii)   at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, property or assets for use in a Permitted Business or Capital Stock of a Person who, as a consequence of such Investment, becomes a Restricted Subsidiary. For purposes of this provision, each of the following will be deemed to be cash:

              (1)   any liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

              (2)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion.

          (b)   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply those Net Proceeds at its option:

            (i)    to repay term or revolving credit Indebtedness under a Credit Facility (other than any such Indebtedness that is subordinate in right of payment to the Notes) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

            (ii)   to permanently repay Indebtedness of a Restricted Subsidiary that is not a Guarantor;

            (iii)  to redeem the Notes in accordance with Section 3.07

            (iv)  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of a Person engaged in, a Permitted Business;

            (v)   to make a capital expenditure; or

            (vi)  to acquire other long-term assets that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

          (c)   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company is required to make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. In the Asset Sale Offer the Company will offer an purchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (the "Asset Sale Payment"). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          (d)   Notwithstanding the provision of Section 4.14(c), with respect to the proceeds of an Asset Sale arising from the issuance of Equity Interests of any of the Company's Restricted Subsidiaries ("Issuance Proceeds")

            (i)    prior to the day following the fifth anniversary of the original issuance of the Notes, the Company shall not be required to use Issuance Proceeds to make an offer to purchase Notes in an amount in excess of 25% of the original aggregate principal amount of the Notes less the aggregate principal amount of Notes previously purchased pursuant to a purchase offer using Issuance Proceeds. To the extent the aggregate principal amount of Notes tendered exceeds the permitted amount of the offer, the tendered Notes shall be selected for repurchase on a pro rata basis; and

            (ii)   promptly after the fifth anniversary of the original issuance of the Notes, the Company shall be required to make an offer to purchase the Notes in accordance with the requirements set forth in the immediately preceding paragraph, in an aggregate amount equal to the aggregate amount of Issuance Proceeds in excess of 25% of the principal amount of the Notes that was not applied to an Asset Sale Offer pursuant to the provisions of this paragraph.

          (e)   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

Section 4.15 Limitation on Collateral Asset Sales.

          (a)   The Company will not, and will not permit any Guarantor to, consummate a Collateral Asset Sale in any single transaction or series of related transactions unless:

            (i)    the Company (or the Guarantor, as the case may be) receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

            (ii)   for Collateral Asset Sales having a Fair Market Value of greater than $10.0 million, at least 75% of the consideration received in the Collateral Asset Sale by the Company or such Guarantor is in the form of cash, Cash Equivalents, real and immovable property (including leasehold interests and any other interest or right in any real property), together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto for use in a Permitted Business. For purposes of this clause (ii), each of the following will be deemed to be cash:

              (1)   any liabilities, as shown on the Company's or such Guarantor's most recent balance sheet, of the Company or any Guarantor (other than contingent liabilities and liabilities that are by their term subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Guarantor from further liability; and

              (2)   any securities, notes or other obligations received by the Company or any such Guarantor from such transferee that are converted by the Company or such Guarantor into cash or Cash Equivalents within 90 days of the receipt thereof to the extent of the cash or Cash Equivalents received in that conversion;

            (iii)  all Net Proceeds from the Collateral Asset Sale attributable to First Lien Collateral being disposed of in such Collateral Asset Sale ("Net Available Proceeds") are deposited directly by the purchaser into the Trust Monies Account, pending application in accordance with paragraph (b) of this covenant; and

            (iv)  the Company or any Guarantor takes such other actions, at its sole expense, as shall be required to permit the Collateral Agent to release the First Lien Collateral being disposed of from the Lien under this Indenture and the Security Documents and to ensure that the Collateral Agent has, for the benefit of the Trustee and the Holders, (i) from the date of completion of such Collateral Asset Sale, a Lien pursuant to the Security Documents on such Net Available Proceeds in the Trust Monies Account and (ii) within 30 days of the completion of such Collateral Asset Sale, a Lien pursuant to the Security Documents on any other Property received in connection with the Collateral Asset Sale to the extent attributable to the First Lien Collateral disposed of (which Property shall be deemed to be First Lien Collateral).

          (b)   Trust Monies may be used by the Company or a Guarantor, at its option,

            (i)    for the purpose of acquiring, developing or investing in real and immovable property (including leasehold interests and any other interest or right in any real property) of the Company or a Guarantor, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto for use in a Permitted Business (a "First Lien Collateral Investment"); or

            (ii)   to make an Asset Sale Offer to all Holders, to purchase such principal amount of outstanding Notes as the Company shall determine.

        In the Asset Sale Offer the Company will offer an Asset Sale Payment in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the principal amount of Notes for which the Company made the Asset Sale Offer, the Trustee will select the Notes to be purchased on a pro rata basis. If any Trust Monies derived from Collateral Asset Sales remain after consummation of the Asset Sale Offer, they shall be retained in the Trust Monies Account, and subject to the Lien thereon, pending further use in accordance with this Section 4.15(b).

          (c)   If the Company or a Guarantor sells, leases, conveys or otherwise disposes of First Lien Collateral in connection with any transaction excluded from the definition of Collateral Asset Sale by virtue of the second paragraph thereof, and as consideration for such sale, lease, conveyance or other disposition of First Lien Collateral receives Property (including an interest in income or profits from Property), such Property, to the extent attributable to the sale, lease, conveyance or other disposition of such First Lien Collateral, shall become First Lien Collateral and the Company or such Guarantor will take such actions, as shall be required to ensure that within 30 days of receipt of such Property, the Collateral Agent for the benefit of the holders of the Note Obligations, has, a Lien upon such Property pursuant to this Indenture.

Section 4.16 Additional Amounts.

          (a)   All payments made by the Company under or with respect to the Notes, or by any Guarantor pursuant to the Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the "Taxes"), unless the Company or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company or such Guarantor will pay, or cause to be paid, such additional amounts (the "Additional Amounts") as may be necessary so that the net amount received by each Holder (in respect of the beneficial holder thereof) (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder in respect of the beneficial holder thereof (an "Excluded Holder") (i) with which the Company or such Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder's activity in connection with purchasing or disposing of the Notes, by the mere holding of Notes or by reason of the receipt of payments thereunder. The Company or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

          (b)   The Company or the Guarantor will furnish the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company or such Guarantor. The Company or any Guarantor will, upon written request of a Holder (other than an Excluded Holder), indemnify each such holder for the amount of (x) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder (net of payments made under or with respect to the Notes) after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

          (c)   At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, Asset Sale Payment, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

          (d)   The Company or a Guarantor will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any taxing jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Notes, this Indenture, any Guarantee or any related document ("Documentary Taxes").

          (e)   The obligation to pay any Additional Amounts (and any associated reimbursement) under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture.

Section 4.17 Change of Control.

          (a)   Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and Special Interest, if any, thereon, to the date of repurchase (the "Change of Control Payment").

          (b)   Within 30 days following any Change of Control, the Company will mail a notice to each Holder, at its registered address appearing in the Note Register, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by Section 3.09 hereof and described in the notice. Any Change of Control Offer shall be made in accordance with Section 3.09 hereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with Sections 3.09 or 4.17 of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations hereunder by virtue of such conflict.

          (c)   Notwithstanding anything to the contrary in this Section 4.17, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 and Section 3.09 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

          (a)   The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.10(a) or under Permitted Investments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

          (b)   Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.10. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.11, hereof the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness could be incurred pursuant to the Fixed Charge Coverage Ratio test described in Section 4.11 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.19 Transactions with Affiliates.

          (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

            (i)    the Affiliate Transaction is on terms that are, taken as a whole, no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

            (ii)   the Company delivers to the Trustee:

              (1)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (provided that if there are no disinterested members of the Board of Directors, the Company shall obtain an opinion as described in clause (2) below of this paragraph (ii)); and

              (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.

          (b)   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.19(a) hereof:

            (i)    compensation, employment or termination agreements or arrangements (including stock options) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

            (ii)   transactions between or among the Company and/or its Restricted Subsidiaries provided, however, that any transaction with a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be in the ordinary course of business and on terms that are no less favorable to the Company or its Restricted Subsidiaries than those that could have been obtained in comparable transactions by the Company or such Restricted Subsidiaries with a Person that is not an Affiliate;

            (iii)  payment of reasonable fees to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any Restricted Subsidiary who are not otherwise Affiliates of the Company;

            (iv)  purchases of metal concentrate and the sale or exchange of concentrate or treatment or refining services by the Company or its Restricted Subsidiaries, in each case, in the ordinary course of business and on terms no less favorable to the Company or such Restricted Subsidiary than those that could have been obtained in comparable transactions with a Person that is not an Affiliate;

            (v)   (x) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

            (vi)  transactions pursuant to any arrangement, contract or agreement in effect as of the date of this Indenture as amended, restated, renewed, extended, refinanced, refunded or replaced from time to time on terms and conditions not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries than the arrangement, contract or agreement in existence on the Issue Date;

            (vii) loans and advances to officers, directors and employees of the Company or any Subsidiary for entertainment, travel and moving and other relocation expenses and similar expenditures, in each case in the ordinary course of business;

            (viii) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, either directly or through a Restricted Subsidiary, an Equity Interest in such Person;

            (ix)  any tax-sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Subsidiaries is part, or could be a part, of a consolidated group for tax purposes in amounts not otherwise prohibited by this Indenture;

            (x)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

            (xi)  Permitted Investments or Restricted Payments that are permitted by Section 4.10 hereof.

Section 4.20 Limitation on Disposition of Capital Stock of Restricted Subsidiaries.

        The Company will not, and will not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary if as a result of such transaction such Restricted Subsidiary would cease to be a Restricted Subsidiary, unless such transaction (1) consists of a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries and (2) complies with Section 4.14 hereof, to the extent such provisions apply.

Section 4.21 Additional Guarantees.

        If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that is a Domestic Subsidiary after the date of this Indenture, then that newly acquired or created Restricted Subsidiary shall:

          (a)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee on a senior basis all of the Company's obligations under the Notes and this Indenture on the terms set forth in this Indenture;

          (b)   execute and deliver to the Collateral Agent Security Documents upon substantially the same terms as the Security Documents delivered in connection with the issuance of the Notes, granting a first priority Lien upon the Note Collateral of such Subsidiary, other than Credit Facility Collateral, subject to Permitted Prior Liens, and a second priority lien upon the Credit Facility Collateral of such Subsidiary, subject to Permitted Prior Liens, in each case in favor of the Collateral Agent for the benefit of the holders of Note Obligations;

          (c)   cause the Liens granted in such Security Documents to be duly perfected in any manner permitted by law and cause each other Lien upon such Note Collateral to be (a) released, unless it is a Permitted Lien or (b) subordinated to the Collateral Agent's Lien if it is a Permitted Lien but not a Permitted Prior Lien; and

          (d)   deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee, confirming as to such supplemental indenture, Security Documents and Liens the matters set forth as to the supplemental indenture, security documents and Liens in the opinions of counsel delivered on behalf of the Company to the initial purchasers on the date of this Indenture in connection with the original issuance of the Notes and, if the property subject to such security documents is an interest in real estate, such local counsel opinions, title insurance policies, surveys and other supporting documents as may have been delivered to the initial purchasers on the date of this Indenture in connection with the original issuance of the Notes, all as the Trustee may reasonably request and in form and substance reasonably satisfactory to the Trustee.

Section 4.22 Sale and Leaseback Transactions.

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          (a)   after giving pro forma effect to the application of the proceeds from such transaction, the Company or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 4.11 hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof; and

          (b)   the transfer of assets in such sale and leaseback transaction is permitted by Section 4.14.

Section 4.23 Business Activities.

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.24 Payments for Consent.

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.25 Reports.

        Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders and the Trustee (or make available through the SEC's EDGAR system), within the time periods specified in the SEC's rules and regulations:

          (a)   all quarterly and annual financial information that the Company would have been required to file with the SEC (i) on Form 10-Q or 10-K, if the Company was required to file on such Forms, or (ii) on Form 20-F or 40-F, as applicable, if the Company was permitted to file on such Form and as if it was a reporting issuer under the securities laws of the Province of Ontario, including in each case a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by independent chartered accountants; and

          (b)   all current reports that the Company would have been required to (i) file with the SEC on Form 8-K, if the Company was required to file such reports, or (ii) furnish to the SEC on Form 6-K, if the Company was permitted to furnish such reports and as if it was a reporting issuer under the securities laws of the Province of Ontario.

        If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing (or furnishing, as applicable) the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company was required to file those reports with the SEC. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If at any time the Company is exempted from the obligation to file reports with the SEC pursuant to the provisions of Rule 12h-5 of the Exchange Act (or any successor provision thereto) or, if applicable, pursuant to an exemption under (or relief from) the corresponding rules under Canadian securities laws, then compliance by the parent company of the Company with the provisions of this Section 4.25 will constitute compliance by the Company.

Section 4.26 Business Prior to Amalgamation

        Prior to the Amalgamation, the Company will not carry on any business other than to execute this Indenture, issue the Notes and complete the Acquisition and the Amalgamation. Notwithstanding the previous sentence, the Company may provide funding in the ordinary course to Hudson Bay Mining and Smelting Co., Limited.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

          (a)   The Company may not, directly or indirectly: (1) consolidate, amalgamate with or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

            (i)    either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia;

            (ii)   the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

            (iii)  immediately after such transaction no Default or Event of Default exists; and

            (iv)  the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

              (1)   will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

              (2)   will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.11(a) hereof

          (b)   The Company will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5.01 will not apply to a merger, amalgamation or consolidation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided that the surviving entity of any transaction involving the Company shall be a corporation organized and existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia.

Section 5.02 Successor Corporation Substituted.

        Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or amalgamation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest and Special Interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company's assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6.

EVENTS OF DEFAULT

Section 6.01 Events of Default.

        An "Event of Default" wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a)   Default in the payment when due of the principal of, or premium, if any, on the Notes;

          (b)   Default in the payment when due of interest on, or Special Interest with respect to the Notes, which default continues for 30 consecutive days or more;

          (c)   failure by the Company or any of its Restricted Subsidiaries to comply with Sections 3.09, 4.14, 4.17 or 5.01 hereof

          (d)   failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in this Indenture;

          (e)   Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default results in the acceleration of such Indebtedness prior to its expressed maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (f)    failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, net of applicable insurance coverage, provided that the Company or such Restricted Subsidiary has submitted a claim for the judgment and the provider of such insurance has not disputed such coverage and has the ability to perform, which judgments are not paid, discharged or stayed for a period of 60 days;

          (g)   except as permitted by this Indenture, any Guarantee of a Significant Subsidiary will be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee;

          (h)   any Security Document for any reason shall cease to be in full force and effect, or cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, or any Collateral Agent's Lien purported to be granted thereby on any one or more items of Note Collateral having an aggregate Fair Market Value in excess of $10.0 million ceases to be enforceable or valid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in this Indenture) to be fully enforceable and perfected with the priority set forth in the applicable Security Document and, in each case, such default continues for 10 days after the Company has received written notice thereof;

          (i)    The Company or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Restricted Subsidiary set forth in or arising under any Security Documents;

          (j)    if the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

            (i)    commences proceedings to be adjudicated bankrupt or insolvent;

            (ii)   consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

            (iii)  consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

            (iv)  makes a general assignment for the benefit of its creditors; or

            (v)   admits in writing its inability to pay its debts generally as they become due; and

          (k)   if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i)    is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

            (ii)   appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

            (iii)  orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

        and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

          (a)   In the case of an Event of Default specified in clause (j) or (k) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequence if the rescission would not conflict with any judgment or decree and if an existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

          (b)   If an Event of Default occurs by reason of any willful action or inaction taken (or not taken) by or on behalf of the Company or any of its Restricted Subsidiaries with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law. If an Event of Default occurs prior to January 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2009, then, upon acceleration of the Notes, the premium set forth in Section 3.07 hereof shall become immediately due and payable, to the extent permitted by law.

          (c)   At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in this Article, the Holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

            (i)    the Company or the Guarantors have paid or deposited with the Trustee a sum sufficient to pay;

              (1)   all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

              (2)   all overdue interest on all outstanding Notes;

              (3)   all unpaid principal of (and premium, if any, on) any outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes; and

              (4)   to the extent that payment of such interest is lawful, interest on overdue interest and overdue principal at the rate borne by the Notes, which has become due otherwise than by such declaration of acceleration; and

            (ii)   no such rescission would conflict with any judgment or decree of a court of competent jurisdiction; and

            (iii)  all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

        No such rescission shall affect any subsequent Default or impair any right consequent thereon.

          (d)   Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because of an Event of Default specified in Section 6.01(e) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the Holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the Holders of such Indebtedness or a trustee, fiduciary or agent for such Holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

Section 6.03 Other Remedies.

        If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

        Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Special Interest, if any, or interest on, the Notes (including in connection with a Repurchase Offer); provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

        Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

Section 6.06 Limitation on Suits.

        Subject to Section 6.07, a Holder may pursue a remedy with respect to this Indenture or the Notes only if:

          (a)   such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the Holders of at least 25% in principal amount of the then outstanding Notes shall have made a written request to the Trustee to pursue the remedy;

          (c)   such Holder or Holders shall have offered and, if requested, shall have provided to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (d)   the Trustee for 60 days after receipt of such notice, request and offer and, if requested, provision of indemnity shall have failed to pursue any such remedy; and

          (e)   during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes shall not have given the Trustee a direction inconsistent with such written request.

        A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders of Notes to Receive Payment.

        Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Special Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with a Repurchase Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

        If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Special Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

        If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

        Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

        No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

        The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

        If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

          (a)   to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          (b)   to Holders for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Special Interest, if any and interest, respectively; and

          (c)   to the Company or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

        The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

        In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

          (a)   If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

          (b)   Except during the continuance of an Event of Default:

            (i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

            (ii)   in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

          (c)   The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

            (i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

            (ii)   the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

            (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

          (d)   Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

          (e)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          (f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

          (a)   The Trustee may conclusively rely upon any document, whether in its original or facsimile form believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

          (b)   Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (c)   The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

          (d)   The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

          (e)   Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

          (f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

          (g)   The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

          (h)   In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

          (j)    The Trustee may request that the Company deliver an Officers' Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers' Certificate may be signed by any person authorized to sign an Officers' Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03 Individual Rights of Trustee.

        The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee's Disclaimer.

        The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

        If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a

Default or Event of Default in payment of principal of, premium, if any, or interest or Special Interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders and the Trustee shall withhold the notice of any Default under Section 6.01(d) hereof until 30 days after notice under such section is given.

Section 7.06 Reports by Trustee to Holders.

        Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

        A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

        The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in accordance with this Indenture in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

        The Company and the Guarantors, jointly and severally, shall indemnify and hold harmless the Trustee and its officers, directors, employees and agents against any and all losses, liabilities, obligations, losses, claims, damages, penalties, actions, suits, judgements, costs, expenses or disbursements of any kind (including reasonable attorney's fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Note Documents or the Collateral Agency Agreement including the costs and expenses of enforcing this Indenture, the Note Documents or the Collateral Agency Agreement against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and / or Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

        The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

        To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

        When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(j) or (k) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

        The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

        The Company's and Guarantors' obligations under this Section 7.07 shall survive the resignation or removal of the Trustee, any termination of this Indenture, including any termination or rejection of this Indenture in any insolvency or similar proceeding and the repayment of all the Notes.

Section 7.08 Replacement of Trustee.

        A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

        The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

          (a)   the Trustee fails to comply with Section 7.10 hereof;

          (b)   the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

          (c)   a custodian or public officer takes charge of the Trustee or its property; or

          (d)   the Trustee becomes incapable of acting.

        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

        If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company's expense), the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

        If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

        There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

        This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other notes or certificates of interest or participation in other notes of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against Company.

        The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Appointment of Co-Trustee.

        It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

        In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them. So long no Event of Default shall have occurred and be continuing, any such appointment shall be pursuant to such terms and conditions as are agreed with the Company and the Guarantors.

        Should any instrument in writing from the Company be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company; provided, that if an Event of Default shall have occurred and be continuing, if the Company does not execute any such instrument within fifteen (15) days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Company to execute any such instrument in the Company's name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

        Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

          (a)   all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

          (b)   no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

        Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7.

        Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this

Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

        Notwithstanding anything contained herein to the contrary, the right of the Trustee to perform any discretionary act enumerated herein or in any other Note Document to which it is a party (including the right to consent to or approve of any action or document which requires its consent or approval and the right to waive any provision of, or consent to any change or amendment to, any of the Note Documents) shall not be construed as giving rise to any expressed or implied duty owed by the Trustee, and the Trustee shall not be answerable in connection with any of the foregoing for, or have any liability whatsoever as a result of, (i) its refusal to perform, consent or approve of such discretionary acts without the prior consent or direction of the applicable percentage of the Holders that would be required if such consent or direction was obtained under this Indenture or (ii) its performance of any such discretionary act (except for any negligence or willful misconduct in the performance of such acts). In connection with any such discretionary acts, the Trustee may in its sole discretion (but shall not, except as otherwise provided in this Indenture or as otherwise required by applicable law, have any obligation to) request the approval of the Trustee as Holders.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

        The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02 Legal Defeasance and Discharge.

        Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth in Section 8.04 are satisfied ("Legal Defeasance"). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, or interest or premium and Special Interest, if any, on such Notes when such payments are due, (b) the Company's obligations with respect to such Notes under Article 2, Section 4.02, and Section 4.04 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's and the Guarantors' obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default

Section 8.03 Covenant Defeasance.

        Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and its Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.05 through 4.07, 4.09 through 4.15, 4.17 through 4.25 hereof and clause (iv) of Section 5.01(a) hereof, and the Guarantors shall be released from their Obligations under Section 12.04 hereof, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied ("Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(e), 6.01(f) and 6.01(g) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

        The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (a)   The Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (b)   in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (c)   in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (d)   in the case of an election under Section 8.02 or Section 8.03, the Company shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that Holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Trustee);

          (e)   no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (f)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (g)   The Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (h)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

        Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

        The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

        Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

        Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and Special Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium and Special Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

        If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantors' obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium and Special Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of the Notes.

        Notwithstanding Section 9.02 hereof, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees or the Security Documents without the consent of any Holder:

          (a)   to cure any ambiguity, defect or inconsistency;

          (b)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c)   to provide for the assumption of the Company's or the Guarantors' obligations to Holders of Notes by a successor to the Company pursuant to Article 5;

          (d)   to make any change that would provide any additional rights or benefits to the Holders or that in the good faith opinion of the Board of Directors of the Company (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) does not adversely affect the rights under this Indenture of any such Holder;

          (e)   to add guarantees or security with respect to the notes or confirm and evidence the release, termination or discharge of any security or guarantee when such release, termination or discharge is permitted by this Indenture or the Security Documents;

          (f)    to issue Additional Notes in compliance with the provisions of this Indenture;

          (g)   to evidence and provide for the acceptance of appointment by a successor Trustee;

          (h)   to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

          (i)    to provide any additional collateral for the benefit of the Holders; or

          (j)    to make, complete or confirm any grant of Note Collateral permitted or required by this Indenture or any of the Security Documents or any release of Note Collateral that becomes effective as set forth in this Indenture or any of the Security Documents.

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

          (a)   Except as provided below in this clause (a) of Section 9.02, the Company and the Trustee may amend or supplement this Indenture, the Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium and Special Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee's own rights, duties or immunities under this indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

        It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

          (b)   Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

            (i)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

            (ii)   reduce the principal of or change the fixed maturity of any Note or alter the provisions (except those in Section 3.03) with respect to the redemption of the Notes (other than provisions under Sections 3.09, 4.14 and 4.17 hereof);

            (iii)  reduce the rate of or change the time for payment of interest on any Note, including Additional Amounts;

            (iv)  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

            (v)   make any Note payable in money other than that stated in the Notes;

            (vi)  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the Notes;

            (vii) waive a redemption payment with respect to any Note (other than a payment required by Section 3.09, 4.14 or 4.17 hereof);

            (viii) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of the Indenture;

            (ix)  affect the ranking, or with respect to Note Collateral, the priority of the Notes, in each case in a manner adverse to the Holders;

            (x)   except as expressly permitted under other provisions of this Indenture, release all or substantially all of the Note Collateral from the Liens securing the Notes; and

            (xi)  make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions of Section 9.02(b).

Section 9.03 Compliance with Trust Indenture Act.

        Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

        Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

        The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

        The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

        Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

        The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

Section 9.07 Amendments, Waivers and Consents Under Credit Facility Documents.

        Notwithstanding Section 9.02 or any other provisions of this Article 9, any waiver or consent granted by the Credit Facility Agent or amendment made by it under the Credit Facilities will be deemed to have been given or made by the Trustee or the Collateral Agent under the Security Documents, insofar as they apply to the Common Collateral, without the consent of or notice to any Holder and without any action by the Company or any Guarantor or any Holder.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01 Security Documents; Collateral; Additional Collateral.

          (a)   In order to secure the due and punctual payment of the principal of, premium and Special Interest, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and Special Interest, if any, and interest on the Notes and the performance of all other obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and any other documents contemplated hereby, the Company, the Guarantors and the Trustee have simultaneously with the execution of this Indenture entered into the Security Documents. The Trustee, the Company and the Guarantors hereby agree that the Collateral Agent holds its interest in the Note Collateral in trust for the benefit of the Trustee and ratable benefit of the Holders pursuant to the terms of the Security Documents.

          (b)   Subject to the release of any Property that is the subject of the Collateral Agent's Lien pursuant to the provisions of this Indenture or any of the Security Documents, the Company and the Guarantors shall, pursuant to the Security Documents, grant to the Collateral Agent, for the benefit of the Trustee and for the ratable benefit of the Holders, a Lien upon (i) all First Lien Collateral and (ii) all Second Lien Collateral, in each case other than Excluded Assets and subject to Permitted Prior Liens. For the avoidance of doubt, no cash on hand of the Company or any Guarantor on the date of this Indenture shall constitute Second Lien Collateral. As provided in the Intercreditor Agreement, the Collateral Agent's Lien upon the Second Lien Collateral securing the Note Obligations is junior in priority to the Lien of the Credit Facility Agent in the Credit Facility Collateral securing the Credit Facility Obligations (to the extent that Second Lien Collateral also constitutes Credit Facility Collateral) and Permitted Prior Liens. Property that is both Second Lien Collateral and Credit Facility Collateral is referred to as 'Common Collateral'.

          (c)   When the Company, or its successor, enters into a Credit Facility, the Trustee and the Collateral Agent, on behalf of the Trustee and the Holders, will enter into an Intercreditor Agreement with the Credit Facility Agent. To the extent the Company or any of its Restricted Subsidiaries intends to incur a Lien upon Credit Facility Collateral to secure further Indebtedness pursuant to an extension, refinancing, renewal, replacement, defeasance or other amendment of an existing Credit Facility or under a new or additional Credit Facility, and such Lien would not otherwise be addressed by the Intercreditor Agreement, the Trustee and the Collateral Agent, on behalf of the Trustee and the Holders, will enter into an amendment of or replacement to the Intercreditor Agreement or a new Intercreditor Agreement, in each case confirming the priority of such Lien and establishing that the rights and procedures with respect to the enforcement of such Lien and the Collateral Agent's Lien will be the same as contained in the existing Intercreditor Agreement.

          (d)   If the Company or any Guarantor shall

            (i)    acquire any Property described in the definition of First Lien Collateral that is not subject to the Collateral Agent's Lien;

            (ii)   receive Property (other than Net Available Proceeds) as consideration in connection with a Collateral Asset Sale pursuant to clause (iv)(2) of Section 4.15(a); or

            (iii)  sell, lease, convey or otherwise dispose of First Lien Collateral in connection with any transaction excluded from the definition of Collateral Asset Sale by virtue of the second paragraph thereof, and as consideration for such sale, lease, conveyance or other disposition of First Lien Collateral receive Property (including an interest in income or profits from Property);

        in the case of clause (i) above, such Property shall become First Lien Collateral, and in the case of clauses (ii) and (iii) above, to the extent attributable to the sale, lease, conveyance or other disposition of such First Lien Collateral (such Property acquired or received being referred to as "After Acquired Property"), such Property shall become First Lien Collateral, and in each case:

            (i)    within 30 days of such acquisition, the Company (or such Guarantor, as the case may be) and the Trustee shall and shall cause the Collateral Agent to take such actions and enter into such amendments or supplements to the Security Documents, or additional Security Documents, in each case in recordable or registerable form (the "Additional Security Documents"), as are necessary in order to grant to the Collateral Agent, for the benefit of the Trustee and the Holders a Lien upon such After-Acquired Property, subject to Permitted Prior Liens; and

            (ii)   the Company shall also deliver to the Trustee evidence of payment of all filing fees, recording and registration charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the After-Acquired Property to the Lien of any applicable Security Document and perfect such Lien.

          (e)   Each Holder, by accepting a Note, (1) agrees to all the terms and provisions of the Security Documents, including the Intercreditor Agreement and the Additional Security Documents, as the same may be amended from time to time pursuant to the provisions of the Security Documents, the Additional Security Documents and this Indenture, (2) authorizes and directs the Trustee to enter into and perform its obligations and exercise its rights under the Intercreditor Agreement and the other Security Documents, including the Additional Security Documents, in accordance therewith; provided, however, that if any provisions of the Security Documents limit, qualify or conflict with the requirements of the TIA, the TIA will control; and (3) agrees that it will not, other than in accordance with Section 6.06 hereunder, pursue any remedy with respect to this Indenture or any Security Document or the Collateral Agent's Lien thereunder and appoints, authorizes and expressly directs the Trustee to be the sole entity entitled to pursue (or to cause the Collateral Agent to pursue) any such remedy on behalf of such Holder, subject to the rights of such Holder provided for in Section 6.06 hereunder.

Section 10.02 Recording, Registration and Opinions.

          (a)   The Company and each Guarantor shall take or cause to be taken all action required to perfect, maintain, preserve and protect the Collateral Agent's Lien on the Note Collateral granted by the Security Documents, including without limitation, the filing of financing statements, continuation statements and any instruments of further assurance, in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture, the Security Documents and the Additional Security Documents to all property comprising the Note Collateral. The Company and each Guarantor shall from time to time promptly pay all financing and continuation statement recording, registration and/or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance required pursuant to the Security Documents. The Trustee shall not be responsible for any failure to so register, file or record.

          (b)   To the extent required by Section 314(b) of the TIA, the Company and each Guarantor shall furnish to the Trustee, at the time of execution and delivery of this Indenture, Opinion(s) of Counsel either (a) substantially to the effect that, in the opinion of such counsel, subject to customary qualifications, this Indenture has been properly recorded and filed to the extent necessary to make effective the Collateral Agent's Lien in the Note Collateral created by the Security Documents and reciting the details of such action, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to make such Lien effective. The Company and each Guarantor shall furnish to the Trustee, at the time of execution and delivery of any Additional Security Document(s), Opinion(s) of Counsel either substantially to the effect set forth in clause (a) of the immediately preceding sentence (but relating only to such Additional Security Documents and the related After-Acquired Property) or to the effect set forth in clause (b) thereof.

          (c)   To the extent required by Section 314(b) of the TIA, the Company and each Guarantor shall furnish to the Trustee within 15 days after December 31 in each year, beginning with December 31, 2005, an Opinion of Counsel, dated as of such date, either (i) stating that, in the opinion of such counsel, action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture (including all supplemental indentures) as is necessary to maintain the Collateral Agent's Lien in the Note Collateral created by the Security Documents and the details of such action or referring to prior Opinions of Counsel in which such details are given, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien.

Section 10.03 Further Assurances

        The Company and each Guarantor will do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds for the benefit of the Trustee and the Holders duly created, enforceable and perfected Liens (subject to Permitted Prior Liens) upon the Note Collateral as contemplated by the Note Documents.

Section 10.04 Release of Collateral.

          (a)   The Trustee shall not at any time release Collateral from the security interest created by the Security Documents unless such release is in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Security Documents.

          (b)   At any time when an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Security Documents shall be effective as against the Holders.

          (c)   The release of any Collateral pursuant to the terms of this Indenture or the Security Documents shall not be deemed to impair the security under the Security Documents in contravention of the provisions hereof and thereof if and to the extent the Collateral is released pursuant to this Indenture and the applicable Security Documents.

Section 10.05 Possession and Use of Collateral.

        Subject to and in accordance with the provisions of this Indenture and the Security Documents, so long as no Event of Default shall have occurred and be continuing, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of the Note Collateral (other than Trust Monies held by the Collateral Agent), to sell or otherwise dispose of inventory in the ordinary course of business, to collect, sell, factor or otherwise dispose of accounts receivable in the ordinary course of business, to sell financial assets from time to time credited to the Company's or any Guarantor's deposit accounts, to make cash payments or investments from deposit or other accounts of the Company or any Guarantor and to operate, manage, develop, lease, use, consume and enjoy the Note Collateral (other than Trust Monies held by the Trustee), and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof in accordance with the terms of this Indenture, all without release or consent by the Trustee or the Collateral Agent.

Section 10.06 Specified Releases of Collateral.

          (a)   The Collateral Agent's Lien on the Note Collateral will no longer secure the Notes or any Note Obligations, and the right of the holders of the Note Obligations to the benefits and proceeds of the Collateral Agent's Lien on the Note Collateral will terminate and be discharged without any action of the part of the Company, the Guarantors, the Trustee or the Collateral Agent and without the consent of, or notice to any Holder:

            (i)    upon payment in full and discharge of the Notes and all other Note Obligations that are outstanding, due and payable at the time the notes are paid in full and discharged;

            (ii)   upon compliance with the conditions precedent for satisfaction and discharge of the indenture as set forth under Article 13 hereof; or

            (iii)  upon compliance with the conditions precedent for a Legal Defeasance or Covenant Defeasance as set forth under Article 8 hereof.

  Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers' Certificate and Opinion of Counsel required by Article 8 or 13, as applicable), the Trustee shall forthwith take and shall cause the Collateral Agent to take all necessary action (at the request of and the expense of the Company) to evidence the termination and discharge of the Collateral Agent's Lien and shall release and reconvey, or cause to be released and reconveyed, to the Company and the Guarantors all of the Note Collateral, and shall deliver, or cause to be delivered, such Note Collateral in its and the Collateral Agent's possession to the Company and the Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required by the Trustee or the Collateral Agent, as applicable.

          (b)   The Company and the Guarantors will be entitled to releases from the Collateral Agent's Lien of Property included in First Lien Collateral that is sold, leased, conveyed or otherwise disposed of by the Company or any Guarantor in accordance with or in a manner that does not violate Section 4.15 hereof ("Released Collateral"), provided that the Company shall have delivered to the Trustee the following:

            (i)    A Company Order requesting release of the Released Collateral, such Company Order (A) specifically describing the proposed Released Collateral, (B) specifying the value of such Released Collateral on a date within 60 days of the Company Order (the "Valuation Date"), (C) stating that the release of such Released Collateral will not interfere with or impede the Trustee's ability to realize the value of the remaining First Lien Collateral and will not impair the maintenance and operation of the remaining First Lien Collateral, (D) certifying that such sale, lease, conveyance or other disposition complies with the terms and conditions of or is not in violation of Section 4.15 hereof and (E) in the event that there is to be a substitution of Property for the First Lien Collateral sold, leased, conveyed or otherwise disposed of, specifying the Property intended to be substituted for the First Lien Collateral to be disposed of;

            (ii)   An Officers' Certificate certifying that (A) such sale, lease, conveyance or other disposition covers only the Released Collateral, (B) all Net Available Proceeds from the sale, lease, conveyance or other disposition of any of the Released Collateral will be applied pursuant to Section 4.15, (C) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (D) the release of the First Lien Collateral will not result in a Default or Event of Default hereunder and (E) all conditions precedent to such release have been complied with; and

            (iii)  All certificates, opinions and other documentation required by the TIA, if any, prior to the release of First Lien Collateral by the Trustee, and, in the event there is to be a substitution of Property for the First Lien Collateral sold, leased, conveyed or otherwise disposed of, all documentation necessary to effect the substitution of such new First Lien Collateral, including without limitation the documents required by Section 10.01(d).

  Upon compliance by the Company and the Guarantors with, to the extent applicable, the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company and the Guarantors the Released Collateral and shall forthwith take and shall cause the Collateral Agent to take all necessary action (at the request of and the expense of the Company) to evidence the termination and discharge of the Collateral Agent's Lien and shall release and reconvey, or cause to be released and reconveyed, to the Company and the Guarantors the Released Collateral, and shall deliver, or cause to be delivered, such Released Collateral in its and the Collateral Agent's possession to the Company and the Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required by the Trustee or the Collateral Agent, as applicable.

          (c)   The Collateral Agent's Lien on the Property included in the Note Collateral will terminate and be discharged under any one or more of the following circumstances:

            (i)    any First Lien Collateral that is sold, conveyed, leased or otherwise disposed of by the Company or any Guarantor in accordance with or in a manner that does not violate Section 4.15 will be released at the time of such sale lease, conveyance or other disposition;

            (ii)   if any Guarantor is released from its Guarantee, the assets of that Guarantor will also be released concurrently with the release of the Guarantee;

            (iii)  if any asset which is an Excluded Asset becomes subject to the Collateral Agent's Lien, that asset will be released;

            (iv)  in respect of any joint venture interest of the Company or a Guarantor, in which the terms of the joint venture arrangement contain customary terms that require that the respective parties' interests in the venture be pledged in favor of the other joint venture party or parties as security for the pledging party's obligations thereunder, such joint venture interest will be released if the Company or Guarantor, as the case may be, defaults in its obligations under the venture and, as a result, forfeits all or a portion of its interest in the venture, to the extent of such forfeiture; or

            (v)   if any Property is released by the Credit Facility Agent from the Lien under the Credit Facility, the Property so released, to the extent it constitutes Common Collateral, will also be released from the Collateral Agent's Lien; provided that the release by the Credit Facility Agent is not given in connection with a repayment in full of the Credit Facility Obligations;

  provided that in the case of clauses (i), (ii), (iv) and (v) above, the Company shall have delivered to the Trustee the following:

            (x)   A Company Order requesting release of the applicable Property, such Company Order specifically describing the proposed Property to be released;

            (y)   An Officers' Certificate certifying that (A) there is no Default or Event of Default in effect or continuing on the date thereof, or the date of release, and (B) all conditions precedent to such release have been complied with; and

            (z)   All certificates, opinions and other documentation required by the TIA if any, prior to the release of Note Collateral by the Trustee;

  provided, further, that in the case of clause (iii) above, only to the extent the applicable Excluded Asset is not released from the Collateral Agent's Lien by the terms of the applicable Security Document, the Company shall have delivered to the Trustee a Company Order requesting release of the applicable Excluded Asset, such Company Order specifically describing the Excluded Asset to be released.

  Upon compliance by the Company and the Guarantors with, to the extent applicable, the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company and the Guarantors the aforementioned items of Note Collateral and shall forthwith take and shall cause the Collateral Agent to take all necessary action (at the request of and the expense of the Company) to evidence the termination and discharge of the Collateral Agent's Lien and shall release and reconvey, or cause to be released and reconveyed, to the Company and the Guarantors such Note Collateral, and shall deliver, or cause to be delivered, such Note Collateral in its and the Collateral Agent's possession to the Company and the Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required by the Trustee or the Collateral Agent, as applicable.

          (d)   The Company and any Guarantor shall be entitled to obtain a release of, and the Trustee shall release or cause to be released, as applicable, items of Note Collateral taken by eminent domain or expropriation or sold pursuant to the exercise by Canada, the United States of America or any State, municipality, province or other governmental authority thereof of any right which it may then have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Note Collateral, upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

            (i)    An Officers' Certificate certifying that (A) such Note Collateral has been taken by eminent domain or expropriation and the amount of the award therefore, or that such property has been sold pursuant to a right vested in Canada, the United States of America, or a State, municipality, province or other governmental authority thereof to purchase, or to designate a purchaser, or order a sale of such Note Collateral and the amount of the proceeds of such sale, and (B) all conditions precedent to such release have been complied with; and

            (ii)   Cash equal to the amount of the award for such property or the proceeds of such sale, shall be held as Trust Monies subject to the disposition thereof pursuant to Article 11 hereof.

  Upon compliance by the Company and the Guarantors with, to the extent applicable, the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company and the Guarantors the aforementioned items of Note Collateral and shall forthwith take and shall cause the Collateral Agent to take all necessary action (at the request of and the expense of the Company) to evidence the termination and discharge of the Collateral Agent's Lien and shall release and reconvey, or cause to be released and reconveyed, to the Company and the Guarantors such Note Collateral, and shall deliver, or cause to be delivered, such Note Collateral in its and the Collateral Agent's possession to the Company and the Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required by the Trustee or the Collateral Agent, as applicable.

          (e)   If the Company at any time delivers to the Trustee an Officers' Certificate stating that the Company or any Guarantor intends to incur a Permitted Prior Lien (other than a Permitted Lien set forth in clause (1) of the definition of "Permitted Liens") upon certain property identified therein with reasonable specificity, then the Trustee shall, or shall cause the Collateral Agent to, deliver to the Company, upon the incurrence of such Lien, a lien subordination agreement in form and substance reasonably satisfactory to the Collateral Agent confirming that the Collateral Agent's Lien upon such property is subject and subordinate to such Lien.

Section 10.07 Disposition of Collateral Without Release.

        So long as no Event of Default shall have occurred and be continuing or would result, the Company may, without any prior release or consent by the Trustee, conduct ordinary course activities in respect of the Note Collateral which do not individually or in the aggregate adversely affect the value of the Note Collateral: including selling or otherwise disposing of Inventory in the ordinary course of business; collecting, selling or otherwise disposing of Receivables in the ordinary course of business; abandoning, terminating, canceling, or releasing any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims in the ordinary course of business; or granting a nonexclusive license of any intellectual property.

Section 10.08 Form and Sufficiency of Release.

        In the event that the Company or a Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Note Collateral that under the provisions of Section 10.05, 10.06 or 10.07 may be sold, exchanged or otherwise disposed of by the Company or a Guarantor, and the Company requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture and the Security Documents or to file any discharge or termination of any financing statement or any other applicable registration, upon being satisfied that the Company or Guarantor is selling, exchanging or otherwise disposing of the Note Collateral under Section 10.05, 10.06 or 10.07, the Trustee shall execute, acknowledge and deliver and file or cause to be executed, acknowledged, delivered and filed, as applicable, to the Company or Guarantor (in proper and recordable or registrable form) such an instrument and such discharge or termination of any financing statement or registration, as applicable, promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to reply upon any release executed by the Trustee hereunder or by the Collateral Agent as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of the Security Documents.

Section 10.09 Purchaser Protected.

        In no event shall any purchaser or transferee of any property or rights purporting to be released from the Collateral Agent's Lien be bound to ascertain the authority of the Trustee to, or to direct the Collateral Agent to, execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority or the satisfaction of such conditions to see to the application of any consideration given by such purchaser to the transferee. Nor shall any purchaser or other transferee of any property or rights permitted to be sold by this Article 10 be under any obligation to ascertain or inquire into the authority of the Issuer or any Guarantor to make any such sale or other transfer.

Section 10.10 Authorization of Actions to be Taken by the Trustee Under the Security Documents.

        Subject to the provisions of the Security Documents, (a) the Trustee may, in its sole discretion and without the consent of the Holders, take all actions as it deems necessary or appropriate in order to (i) enforce any of the terms of the Security Documents and (ii) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder and (b) the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Note Collateral by any act that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Note Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders or the Trustee). No duty beyond that of a reasonably prudent Person shall rest upon the Trustee in taking any such action or instituting and maintaining any such suits or proceedings pursuant to this Section 10.10.

Section 10.11 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

        The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders in accordance with the provisions of Article 11 and the other provisions of this Indenture.

Section 10.12 Certain TIA Requirements

          (a)   The Company will comply with the applicable provisions of Section 314 of the TIA.

          (b)   To the extent applicable, the Company will cause §313(b) of the TIA, relating to reports, and §314(d) of the TIA, relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Collateral Agent's Lien, to be complied with. Any certificate or opinion required by §314(d) may be made by an officer of the Company or a Guarantor except in cases where §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

          (c)   Notwithstanding anything to the contrary contained in this Section 10.12:

            (i)    the Company and the Guarantors shall not be required to comply with Section 314(d)(1) of the TIA in respect of transactions undertaken pursuant to Section 10.07, provided that the Company shall deliver to the Trustee within 60 days following each December 31 and June 30 thereafter a certificate (signed by an Officer) to the effect that all of the transactions undertaken by the Company pursuant to Section 10.07 during the preceding semi-annual period were in the ordinary course of the Company's business and that the proceeds therefrom were used by the Company as permitted by this Indenture and the Security Documents;

            (ii)   the Company will not be required to comply with all or any portion of §314(d) if it determines, in good faith based on advice of counsel, that under the terms of §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including 'no action' letters or exemptive orders, all or any portion of §314(d) is inapplicable to one or a series of released Note Collateral; and

            (iii)  the fair value of Note Collateral released from the Collateral Agent's Lien pursuant to Section 10.07 hereof shall not be considered in determining whether the aggregate fair value of Note Collateral released from the Collateral Agent's Lien in any calendar year exceeds the 10% threshold specified in Section 314(d)(1) of the TIA; provided that the right of the Company and the Guarantors to rely on this sentence at any time is conditioned upon the Company having furnished to the Trustee the certificates described in subsection (b) of this Section that were required to be furnished to the Trustee at or prior to such time.

  It is expressly understood that subsection (b) of this Section and this subsection (c) relate only to the Company's obligations under the TIA and shall not restrict or otherwise affect the rights or abilities of the Company and the Guarantors to release Collateral pursuant to the terms of this Indenture and the Security Documents or otherwise permitted by the Trustee under this Indenture and the Security Documents.

Section 10.13 Appointment of Collateral Agent

        The Trustee may designate and appoint the Collateral Agent as collateral agent to act as specified in the Collateral Agency Agreement and in the Security Documents. The Trustee may authorize the Collateral Agent to take such action on behalf of the Trustee under the provisions of Articles 10 and 11 of the Indenture, and under the provisions of the Collateral Agency Agreement, the Security Documents and any other instruments and agreements referred to therein, and to exercise such powers and to perform such duties thereunder as are specifically authorized by the Trustee. The Collateral Agent shall be an independent contractor and shall have no authority to act for or represent the Trustee except as expressly set forth in the Collateral Agency Agreement. The Collateral Agent shall hold or be deemed to hold any Collateral to which it comes into possession in trust for the Trustee on behalf of the Holders of the Securities.

ARTICLE 11.

APPLICATION OF TRUST MONIES

Section 11.01 "Trust Monies" Defined.

          (a)   All cash and Cash Equivalents received by the Trustee or the Collateral Agent:

            (i)    for application under this Article 11 as provided in Section 4.15;

            (ii)   as the proceeds of fire or casualty insurance upon any Inventory or First Lien Collateral; or

            (iii)  as compensation for or proceeds of the sale of all or any part of the Note Collateral taken by eminent domain or expropriation or purchased by, or sold pursuant to any order or, a governmental authority, or otherwise disposed of;

  together with investment earnings on any of the foregoing (all such moneys being herein sometimes called "Trust Monies"; provided, however, that Trust Monies shall not include any property deposited with the Trustee for any Change of Control Offer or pursuant to Article 8 or delivered to or received by the Trustee for application in accordance with section 6.13 hereof), shall be delivered to and held by the Collateral Agent for the benefit of the Holders as a part of the Note Collateral and, upon the occurrence and continuation of an Event of Default, said Trust Monies shall be applied in accordance with Section 6.13; but, prior to any such occurrence and continuation of an Event of Default, all or any part of the Trust

  Monies may be withdrawn, and shall be released, paid or applied by the Trustee, from time to time as provided in this Article 11; provided further, however, and for the avoidance of doubt, any such proceeds of fire and casualty insurance upon Inventory referred to in clause (ii) shall be junior in priority to the Lien of the Credit Facility Agent in the Common Collateral, in accordance with the provisions of the Intercreditor Agreement, and to Permitted Prior Liens. Notwithstanding anything to the contrary in this Indenture or the Security Documents and for the avoidance of doubt, Trust Monies shall not include any cash, securities, obligations or Cash Equivalents or the investment earnings thereon which arise out of any transaction permitted by Section 10.05 or 10.07.

          (b)   On the date hereof there shall be established and, at all times hereafter until this Indenture shall have terminated, there shall be maintained with the Collateral Agent an account which shall be entitled the Trust Monies Account (the "Trust Monies Account"). The Trust Monies Account shall be established and maintained by the Collateral Agent at its corporate trust office or such other location as may be designated by the Trustee. All Trust Monies which are received by the Trustee or the Collateral Agent shall be deposited in the Trust Monies Account and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Article 11 and Section 4.15, as applicable.

Section 11.02 Withdrawal of Trust Monies to Fund an Asset Sale Offer or Similar Offers Relating to Proceeds of Insurance or Expropriation.

          (a)   Trust Monies that arise from clause (ii) or (iii) of Section 11.01(a) may be used to make a Repurchase Offer, in accordance with the requirements of Section 3.09, at a purchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase. If any Trust Monies remain after consummation of the Repurchase Offer, they shall be retained in the Trust Monies Account, and subject to the Lien thereon, pending further use in accordance with this Article 11.

          (b)   To the extent a Repurchase Offer, including an Asset Sale Offer, has been made in accordance with the terms of the Indenture, Trust Monies may be withdrawn by the Company and shall be paid by the Collateral Agent to whomever is acting as paying agent for the Repurchase Offer (or as otherwise directed by the Trustee) upon a Company Order to the Trustee and upon receipt by the Trustee of an Officers' Certificate, dated not more than five days prior to the date of purchase of the Notes, certifying:

            (i)    that no Default or Event of Default exists; and

            (ii)   (A) that the Company has made a Repurchase Offer as permitted by the terms of the Indenture, (B) the amount of money to be applied to the repurchase of the Notes pursuant to the Repurchase Offer, and (C) the date of purchase of the Notes; and

            (iii)  that all conditions precedent and covenants herein provided for relating to such application of Trust Monies have been complied with.

        Upon compliance with the foregoing provisions of this Section 11.02, the Trustee shall cause the Collateral Agent to pay the Trust Monies to whomever is acting as paying agent for the Repurchase Offer and such paying agent shall apply the Trustee Monies as directed and specified by such Company Order.

Section 11.03 Withdrawal of Trust Monies for a First Lien Collateral Investment.

          (a)   Trust Monies that arise from clause (ii) or (iii) of Section 11.01(a) may be used to make a First Lien Collateral Investment.

          (b)   To the extent the Company intends to invest any Trust Monies in a First Lien Collateral Investment consistent with the requirements of the Indenture (such Trust Monies, as so released, "Released Trust Monies"), such Released Trust Monies may be withdrawn by the Company (or as otherwise directed by the Company) upon a Company Order to the Trustee and upon receipt by the Trustee of the following:

            (i)    An Officers' Certificate, dated not more than five days prior to the application for the withdrawal and payment of such Trust Monies, certifying that (i) the release of the Released Trust Monies complies with the terms and conditions of, and the Released Trust Monies will be used in accordance with, Section 4.15 of this Indenture, (ii) there is no Default or Event of Default in effect or continuing on the date thereof, (iii) the release of the Released Trust Monies will not result in a Default or Event of Default hereunder and (iv) all conditions precedent to such release have been complied with; and

            (ii)   All documentation necessary to subject such First Lien Collateral Investment to a valid first priority Lien and security interest in favor of the Collateral Agent, subject to Permitted Liens in respect of the relevant item of First Lien Collateral for the benefit of the Holders pursuant to the Security Documents, including without limitation documents required by Section 10.01(d).

        Upon compliance with the foregoing provisions of this Indenture, the Trustee shall cause the Collateral Agent to apply the Released Trust Monies as directed and specified by such Company Order.

Section 11.04 Investment of Trust Monies.

        So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by the Collateral Agent shall from time to time be invested or reinvested by the Collateral Agent in any Cash Equivalents pursuant to written instructions of the Company to the Collateral Agent, which shall specify the Cash Equivalents in which Trust Monies shall be invested and the amount thereof. The Trustee shall have no liability whatsoever for any loss, fee, tax or other charge incurred in connection with any investment, reinvestment or liquidation of an investment of Trust Monies.

Section 11.05 Withdrawal of Trust Monies Representing Second Lien Collateral

        Trust Monies that arise from clause (ii) or (iii) of Section 11.01(a), to the extent that they arise from or constitute Common Collateral, may be withdrawn by the Company upon, and in accordance with, the instruction of the Credit Facility Agent in accordance with the Intercreditor Agreement upon a Company Order to the Trustee and upon receipt by the Trustee of written evidence of the instruction of the Credit Facility Agent. Upon compliance with the foregoing, the Trustee shall cause the Collateral Agent to pay such Trust Monies to or as directed by the Credit Facility Agent.

ARTICLE 12.

GUARANTEES

Section 12.01 Guarantee.

        Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, (the "Guarantee") that: (a) the principal, interest, premium and Special Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms under this Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

        The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that notwithstanding the foregoing no such waiver or consent or circumstance shall without the written consent of the

Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete with respect to any Note or the Indebtedness evidenced thereby performance of the obligations contained in the Notes and this Indenture.

        The obligations of the Guarantor under its Guarantee are independent of the obligations guaranteed by such Guarantor hereunder, and a separate action or actions may be brought and prosecuted by the Trustee on behalf of, or by, the Holders, subject to the terms and conditions set forth in this Indenture against a Guarantor to enforce the Guarantee, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions.

        The Guarantor hereby agrees that, in the event of a default in payment of principal (or premium and Special Interest, if any) or interest on a Note, whether at its stated maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor's Guarantee without first proceeding against the Company or any other Guarantor.

        The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

        If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

        Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the guarantee.

        Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must other-wise be restored or returned by any obligee on the Notes or Guarantees, whether as a "void-able preference," "fraudulent transfer" or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        The Guarantee issued by any Guarantor shall be a general obligation of such Guarantor, ranking pari passu with any other future senior Indebtedness of such Guarantor. Each Guarantee will be secured by: (i) first priority Liens in the First Lien Collateral of such Guarantor, subject to Permitted Prior Liens; and (ii) second priority Liens in the Credit Facility Collateral of such Guarantor, subject to Permitted Prior Liens.

        Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 12.02 Limitation on Guarantor Liability.

        Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee by each Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state law or Canadian federal, provincial or territorial law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other Guarantor in a proportional amount based on the net assets of each Guarantor, determined in accordance with GAAP.

Section 12.03 Execution and Delivery of Guarantee.

        To evidence its Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit D shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor by manual or facsimile signature.

        Each Guarantor hereby agrees that its Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

        If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

        The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

        In the event that the Company creates or acquires any new Restricted Subsidiaries, other than Non-Guarantor Restricted Subsidiaries, subsequent to the date of this Indenture, if required by Section 4.21 hereof, the Company shall cause such Restricted Subsidiaries to execute supplemental indentures to this Indenture and Guarantees in accordance with Section 4.21 hereof and this Article 12, to the extent applicable.

Section 12.04 Guarantors May Consolidate, etc., on Certain Terms.

        Except as otherwise provided in Section 12.05 hereof, no Guarantor may sell or other-wise dispose of all or substantially all of its assets to, or consolidate, amalgamate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor unless:

          (a)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (b)   either:

            (i)    the Guarantor is the surviving Person, or the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Guarantor under this Indenture, its Guarantee and the Registration

    Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee and completes all other required documentation; or

            (ii)   the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of Section 4.14 hereof;

        In case of any such consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor Person (where applicable), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

        Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 12.05 Release of Guarantees

        The Guarantee of a Guarantor will be released:

          (a)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of consolidation, amalgamation or merger) to a Person that is not (either before or after giving effect to such transaction) a Guarantor, if the sale or other disposition complies with the Section 4.14 and/or Section 4.15 hereof;

          (b)   in connection with any sale of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Guarantor, if the sale complies with Section 4.14 and/or Section 4.15 hereof;

          (c)   if the Company designates any Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18 hereof;

          (d)   upon Legal Defeasance or satisfaction and discharge of the Indenture pursuant to Article 8 or Article 13 hereof; and

          (e)   upon the consolidation or amalgamation or merger of such Guarantor with or into the Company if the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) assumes all of the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement in accordance with the requirements of clause (ii) of Section 5.01(a) of this Indenture.

        Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent to such release have been complied with the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

        Any Guarantor not released from its obligations under its Guarantee shall re-main liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

Section 12.06 Subrogation.

        Each Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 12.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 12.07 Benefits Acknowledged.

        Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 13.

SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

        This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder and the Guarantees thereon, when:

          (a)   either:

            (i)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been irrevocably deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (ii)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (b)   no Default or Event of Default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit (other than a Default or an Event of Default arising from the borrowing of the funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (c)   The Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

          (d)   The Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 13.01, the provisions of Section 13.02 and Section 8.06 hereof shall survive.

Section 13.02 Money Held in Trust.

        Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

        If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium and Special Interest, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

        To the extent if any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an "incorporated provision") included in this Indenture by operation of TIA §310 to §318 inclusive, incorporated herein in accordance with Section 1.03 hereof, such imposed duties or incorporated provision shall control.

Section 14.02 Notices.

        Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

  If to the Company and/or any Guarantor:

  HudBay Mining and Smelting Inc.
  2200-201 Portage Avenue
  Winnipeg, Manitoba
  Canada, R3B 3L3
  Telecopier No.: (204) 942-8177
  Attention: Chief Financial Officer

  With a copy to:

  Cassels, Brock & Blackwell LLP
  2100 Scotia Plaza
  40 King Street West
  Toronto, Ontario
  M5H 3C2
  Telecopier No.: (416) 360-8877
  Attention: Cameron Mingay

    and

  Shearman & Sterling LLP
  Commerce Court West
  Suite 4405, P.O. Box 247
  Toronto, Ontario
  M5L 1E8
  Telecopier No. (416) 360-2958
  Attention: Christopher J. Cummings

  If to the Trustee:

  The Bank of New York
  101 Barclay Street, Floor 21W
  New York, NY 10286
  Telecopier No.: (212) 815-5803
  Attention: Corporate Trust Administration

        The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

        All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and may be given via facsimile.

        Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

        Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

          (a)   Upon any request or application by the Company or any of the Restricted Subsidiaries to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (b)   An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 below) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

        Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

          (a)   a statement that the Person making such certificate or opinion has read such covenant or condition;

          (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers Certificate as to matters of fact); and

          (d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 14.06 Rules by Trustee and Agents.

        The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Trustees, Employees, Shareholders, Partners and Principals.

        No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08 Governing Law.

        THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES.

Section 14.09 Waiver of Jury Trial.

        EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.10 Force Majeure.

        In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 14.11 No Adverse Interpretation of Other Agreements.

        This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or their Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.12 Successors.

        All agreements of the Company in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 12.05.

Section 14.13 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

        By the execution and delivery of this Indenture, the Company and each of the non-U.S. Guarantors (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture that may be instituted in any U.S. federal or state court located in the Borough of Manhattan in The City of New York, or brought under federal or state securities laws, and acknowledges that CT Corporation System has accepted such designation, (ii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding, and (iii) agrees that service of process upon CT Corporation System and written notice of said service to it (mailed or delivered to its General Counsel at its principal office in Winnipeg, Manitoba as specified in Section 14.02 hereof), shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect so long as this Indenture shall be in full force and effect.

        To the extent that any of the Company or the Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Company and the Guarantors hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

Section 14.14 Conversion of Currency.

          (a)   (i) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into any other currency (the "judgment currency") an amount due in U.S. dollars, then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine). (ii) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in U.S. dollars originally due.

          (b)   In the event of the winding-up of the Company at any time while any amount or damages owing under the Notes, Guarantees or this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the equivalent of the amount in U.S. dollars due or contingently due under the Notes, Guarantees or this Indenture (other than under this Subsection (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Clause (b), the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

          (c)   The obligations contained in Clauses (a)(ii) and (b) of this Section 14.14 shall constitute separate and independent obligations of the Company from its other obligations under the Notes, Guarantees and this Indenture, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Holder or Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under Clause (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company, the Guarantors or the liquidator or otherwise. In the case of Clause (b) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

          (d)   The term "rate(s) of exchange" shall mean the rate of exchange quoted by the Federal Reserve Bank of New York, noon buying rate on the date of determination for purchases of U.S. dollars with the judgment currency other than U.S. dollars referred to in Clauses (a) and (b) above and includes any premiums and costs of exchange payable.

          (e)   The Trustee shall have no duty or liability with respect to monitoring or enforcing this Section 14.14.

Section 14.15 Currency Equivalent.

        Except as provided in Section 14.14, for purposes of the construction of the terms of this Indenture or of the Notes and Guarantees, in the event that any amount is stated herein in the currency of one nation (the "First Currency"), as of any date such amount shall also be deemed to represent the amount in the currency of any other relevant nation (the "Other Currency") which is required to purchase such amount in the First Currency at the rate of exchange quoted by the Federal Reserve Bank of New York, noon buying rate on the date of determination.

Section 14.16 Severability.

        In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.17 Counterpart Originals.

        The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.18 Table of Contents, Headings, etc.

        The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

HUDBAY MINING AND SMELTING INC.

By:	/s/ H. Douglas Scharf Name: H. Douglas Scharf Title: Vice President

152640 CANADA INC., as Guarantor

By:	/s/ H. Douglas Scharf Name: H. Douglas Scharf Title: Vice President

HUDSON BAY MINING AND SMELTING CO., LIMITED, as Guarantor

By:	/s/ H. Douglas Scharf Name: H. Douglas Scharf Title: Vice President

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED, as Guarantor

By:	/s/ H. Douglas Scharf Name: H. Douglas Scharf Title: Vice President

THE BANK OF NEW YORK, as Trustee.

By:	/s/ Michael Pitfick Name: Michael Pitfick Title: Assistant Vice President

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Legend, if applicable pursuant to the provisions of the Indenture]

[Rule 144A Note CUSIP:    •    ]
[Rule 144A Note ISIN:    •    ]
[Regulations S Note CUSIP:    •    ]
[Regulation S Note ISIN:    •    ]

9 5/8% Senior Secured Notes due January 15, 2012

No.	US$

HUDBAY MINING AND SMELTING INC.

promises to pay to	or registered assigns,
the principal sum of
Dollars on January 15, 2012.
Interest Payment Dates: January 15 and July 15
Record Dates: January 1 and July 1

        IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

HUDBAY MINING AND SMELTING INC.
By:	Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

The Bank of New York as Trustee
By:	Authorized Signatory

[Back of Note]
9 5/8% Senior Secured Notes due January 15, 2012

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.     Interest.    HudBay Mining and Smelting Inc., a corporation formed under the laws of Canada (the "Company"), promises to pay interest on the principal amount of this Note at 9?% per annum from December 21, 2004 until maturity [and shall pay the Special Interest payable pursuant to the Registration Rights Agreement referred to below]*. The Company will pay interest [and Special Interest]* semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be July 15, 2005. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent lawful) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent lawful) on overdue installments of interest [and Special Interest]* as provided in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year divided by 360.

        2.     Method of Payment.    The Company will pay interest on the Notes (except defaulted interest) [and Special Interest]* to the Persons who are registered Holders of Notes at the close of business on the immediately preceding January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium [and Special Interest]*, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest [and Special Interest]* may be made by check mailed to the Holders at their addresses set forth in the Note Register, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium [and Special Interest]* on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.     Paying Agent and Registrar.    Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of the Guarantors may act in any such capacity.

        *      To be modified if the Note is an Exchange Note to reflect the absence of Special Interest and registration rights.

        4.     Indenture.    The Company issued the Notes under an Indenture dated as of December 21, 2004 (the "Indenture") among the Company, 152640 Canada Inc. ("152640 Canada"), Hudson Bay Mining and Smelting Co., Limited ("HBMS"), Hudson Bay Exploration and Development Company Limited ("HBED") and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general obligations of the Company limited to US$225,000,000 in aggregate principal amount.

        5.     Optional Redemption.

          (a)   At any time prior to January 15, 2008 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes, calculated after giving effect to the issuance of Additional Notes, if any, at a redemption price of 109 5/8% of the principal amount, plus accrued and unpaid interest [and Special Interest]*, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Public Equity Offerings; provided that:

            (1)   at least 65% of the aggregate principal amount of Notes theretofor issued under the Indenture, calculated after giving effect to the issuance of Additional Notes, if any, remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Affiliates); and

            (2)   the redemption occurs within 60 days of the date of the closing of the relevant sale of Common Stock.

          (b)   Except pursuant to the preceding paragraph and as described below under clause (d) hereof, the Notes will not be redeemable at the Company's option before January 15, 2009.

          (c)   After January 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest [and Special Interest,]* if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	104.813%
2010	102.406%
2011 and thereafter	100.000%

          (d)   The Company may redeem all, but not less than all, of the Notes at any time at 100% of the aggregate principal amount of the Notes, together with accrued and unpaid interest [and Special Interest,]* if any, on the Notes redeemed to the applicable redemption date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position of any governmental agency, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after December 10, 2004.

        *      To be modified if the Note is an Exchange Note to reflect the absence of Special Interest and registration rights.

        6.     Mandatory Redemption.

        The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

        7.     Repurchase at Option Holder; Change of Control; Asset Sales:

          (a)   Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest [and Special Interest thereon, if any,]* to the date of purchase (the "Change of Control Payment"). Within thirty (30) days following any Change of Control, the Company shall mail a notice to each Holder at its registered address appearing in the Note Register setting forth the procedures governing the Change of Control Offer in accordance with sections 3.09 and 4.17 of the Indenture.

          (b)   If the Company or any of its Restricted Subsidiaries consummates an Asset Sale, within thirty (30) days of each date on which the aggregate amount of Excess Proceeds exceeds Cdn$5,000,000, the Company shall commence an offer (an "Asset Sale Offer") to all Holders of Notes and all Holders of other Indebtedness that is pari passu with the Notes pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest [and Special Interest thereon, if any,]* to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

          (c)   If the Company or any Guarantor consummates a Collateral Asset Sale, the Company may commence an Asset Sale Offer to all Holders of Notes pursuant to Section 3.09 and 4.15 of the Indenture to purchase the principal amount of Notes determined by the Company at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest [and Special Interest thereon, if any,]* to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

        8.     Notice of Redemption.    Subject to Section 3.09 of the Indenture, notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 13 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address at it appears in the Note Register. Notes in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

        9.     Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

        *      To be modified if the Note is an Exchange Note to reflect the absence of Special Interest and registration rights.

        10.   Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        11.   Amendment, Supplement and Waiver.    Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived (other than a Default or Event of Default in the payment of the principal of, premium [and Special Interest, if any,]* or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger, consolidation or sale of all or substantially all assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add a Guarantor or security, to release or discharge security or a guarantee when permitted by the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Subsidiary Guarantee with respect to the Notes.

        12.   Defaults and Remedies.    The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium [or Special Interest, if any,]* or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest [or Special Interest on]*, or the principal of, premium [and Special Interest, if any,]* or interest on, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        13.   Authentication.    This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

        *      To be modified if the Note is an Exchange Note to reflect the absence of Special Interest and registration rights.

        14.   [Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of [Initial] [Additional] Notes under the Indenture, Holders of the [Initial][Additional] Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of [            ], between the Company, the Guarantors and the parties named on the signature pages thereof (the "Registration Rights Agreement"), including the right to receive Special Interest (as defined in the Registration Rights Agreement).]*

        15.   Governing Law.    THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

        16.   CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

  Hudson Bay Mining & Smelting Co., Ltd.
  2200-201 Portage Avenue
  Winnipeg, Manitoba
  Canada, R3B 3L3
  Attention: Chief Financial Officer

        *      To be modified if the Note is an Exchange Note to reflect the absence of Special Interest and registration rights.

ASSIGNMENT FORM

        To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee's legal name)
(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature guarantee*:
*
Participant in a recognized Signature guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 or 4.17 of the Indenture, check the appropriate box below:

☐ Section 4.14                        ☐ Section 4.17

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 or Section 4.17 of the Indenture, state the amount you elect to have purchased:

US$
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature guarantee*:
*
Participant in a recognized Signature guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

1
This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

HudBay Mining and Smelting Inc.
2200-201 Portage Avenue
Winnipeg, Manitoba
Canada R3B 3L3
Attention: Vice President, Finance

The Bank of New York
101 Barclay Street, Floor 21W
New York, NY 10286
Telecopier No. (212) 815-5803
Attention: Corporate Trust Administration

        Re:    9 5/8% Senior Secured Notes due 2012

        Reference is hereby made to the Indenture, dated as of December 21, 2004 (the "Indenture"), among HudBay Mining and Smelting Inc., a corporation formed under the laws of Canada (the "Company"), 152640 Canada Inc. ("152640 Canada"), Hudson Bay Mining and Smelting Co. ("HBMS"), and Hudson Bay Exploration and Development Company Limited ("HBED") (each of 152640 Canada, HBMS and HBED a "Guarantor" and together the "Guarantors") and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     , (the "Transferor") owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of US$                              in such Note[s] or interests (the "Transfer"), to                               (the "Transferee"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

        1.     ☐    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.    The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        2.     ☐    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.    The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Regulation S Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        3.     ☐    Check and complete if Transferee will take delivery of a beneficial interest in a Global Note or of a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.     The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

          (a)   such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

          (b)   such Transfer is being effected to the Company or a subsidiary thereof; or

          (c)   such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

        4.     ☐    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

          (a)   ☐    Check if Transfer is pursuant to Rule 144.    (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (b)   ☐    Check if Transfer is Pursuant to Regulation S.    (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (c)   ☐    Check if Transfer is Pursuant to Other Exemption.    (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
	By:	Name: Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

5.
The Transferor owns and proposes to transfer the following:

        [CHECK ONE OF (a) OR (b)]

  (a)
  ☐    a beneficial interest in the:

  (i)
  ☐    144A Global Note (CUSIP                              ), or

  (ii)
  ☐    Regulation S Global Note (CUSIP                               ), or

  (b)
  ☐    a Restricted Definitive Note.

6.
After the Transfer the Transferee will hold:

                [CHECK ONE]

  (a)
  ☐    a beneficial interest in the:

  (i)
  ☐    144A Global Note (CUSIP                              ), or

  (ii)
  ☐    Regulation S Global Note (CUSIP                               ), or

  (iii)
  ☐    Unrestricted Global Note (CUSIP                               ); or

  (b)
  ☐    a Restricted Definitive Note; or

  (c)
  ☐    an Unrestricted Definitive Note,

    in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

HudBay Mining and Smelting Inc.
2200-201 Portage Avenue
Winnipeg, Manitoba
Canada R3B 3L3
Attention: Vice President, Finance

The Bank of New York
101 Barclay Street, Floor 21W
New York, NY 10286
Telecopier No. (212) 815-5803
Attention: Corporate Trust Administration

        Re:    9 5/8% Senior Secured Notes due 2012

        Reference is hereby made to the Indenture, dated as of December 21, 2004 (the "Indenture"), among HudBay Mining and Smelting Inc., a corporation formed under the laws of Canada (the "Company"), 152640 Canada Inc. ("152640 Canada"), Hudson Bay Mining and Smelting Co. ("HBMS"), and Hudson Bay Exploration and Development Company Limited ("HBED") (each of 152640 Canada, HBMS and HBED a "Guarantor" and together the "Guarantors") and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                          , (the "Owner") owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of US$                              in such Note[s] or interests (the "Exchange"). In connection with the Exchange, the Owner hereby certifies that:

1)
Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

a)
☐    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the "Securities Act"), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)
☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)
☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner's Exchange for a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and

C-1

    in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

  d)
  ☐    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner's Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)
Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

a)
☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner's own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)
☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.    In connection with the Exchange of the Owner's Restricted Definitive Note for a beneficial interest in the 144A Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated                                                   .

[Insert Name of Transferor]

	By:	Name: Title:
Date:

C-2

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

        For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture (as defined below) and subject to the provisions in the Indenture dated as of December 21, 2004 (the "Indenture") among HudBay Mining and Smelting Inc., a corporation existing under the laws of Canada, the Guarantors and The Bank of New York, as Trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium and Special Interest, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium and to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee pursuant to this guarantee and the Indenture are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. Each Holder by accepting the same, agrees to and shall be bound by such provisions.

        The laws of the State of New York shall govern and be used to construe this Guarantee.

[NAME OF GUARANTOR(S)]

By:
Name: Title:

D-1

EXHIBIT E

HUDBAY MINING AND SMELTING INC.

and

152640 CANADA INC.

HUDSON BAY MINING AND SMELTING CO., LIMITED

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

                                          as Guarantors

and

THE BANK OF NEW YORK

                                          as Trustee

and

BNY TRUST COMPANY OF CANADA

                                          as Collateral Agent

CANADIAN COLLATERAL AGENCY AGREEMENT

Dated as of December 21, 2004

CANADIAN COLLATERAL AGENCY AGREEMENT

        CANADIAN COLLATERAL AGENCY AGREEMENT (the "Agreement") dated as of December 21, 2004, among HUDBAY MINING AND SMELTING INC. (the "Company"), 152640 CANADA INC., HUDSON BAY MINING AND SMELTING CO., LIMITED and HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED (collectively, the "Guarantors"), THE BANK OF NEW YORK, as trustee (the "Trustee") under the Indenture (as defined below) and BNY TRUST COMPANY OF CANADA, as collateral agent (the "Collateral Agent"). Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Indenture (as defined below).

R E C I T A L S:

        A.    The Company is issuing secured notes in an aggregate principal amount of US$175,000,000 pursuant to the terms of an indenture, dated as of December 21, 2004, among the Company, the Guarantors and the Trustee, as trustee, as such may be amended or supplemented from time to time in accordance with the provisions thereof (the "Indenture");

        B.    To secure the payment of the Company's obligations under the Notes and the performance and observance of all of the Company's obligations under the terms of the Indenture and the Notes, each of the Company and the Guarantors has executed certain Security Documents with respect to the Note Collateral owned by it and has taken such action as is necessary to grant to the Collateral Agent a valid, fully perfected security interest in each item of the Note Collateral for the benefit of the Trustee and the Holders of the Notes (collectively, as applicable, the "Secured Parties") in accordance with and subject to the terms of the Indenture; and

        C.    The Company desires the Trustee to appoint the Collateral Agent to hold and administer the Note Collateral on behalf of the Secured Parties as provided herein, in the Indenture and in the Security Documents.

A G R E E M E N T:

        NOW, THEREFORE in consideration of the mutual covenants and premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto and in order to induce the purchasers of the Notes to purchase the Notes, the parties hereto agree as follows;

1.
Appointment

        The Trustee hereby designates and appoints the Collateral Agent as collateral agent to act as specified herein and in the Security Documents. The Trustee hereby irrevocably authorizes the Collateral Agent to take such action on behalf of the Trustee under the provisions of this Agreement, the Security Documents and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically authorized by the Trustee. The Collateral Agent may execute any of its duties under this Agreement or any other Security Documents by or through its agents, nominees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents, nominees or attorneys in-fact selected by it with reasonable care. The Collateral Agent is an independent contractor and shall have no authority to act for or represent the Trustee except as expressly set forth herein. The Collateral Agent shall hold or be deemed to hold any Note Collateral to which it comes into possession in trust for the Trustee on behalf of the Holders of the Notes.

2.
Nature of Duties

        The Collateral Agent shall have no duties or responsibilities with respect to the Note Collateral except those expressly set forth herein or in the Security Documents to which it is a party. None of the Collateral Agent nor any of its officers, directors, employees, agents, nominees or attorneys-in-fact shall be liable for any action taken or omitted to be taken by it hereunder or under the Security Documents or in connection herewith or therewith, unless caused by its or their gross negligence, bad faith or willful misconduct. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have, by reason of this Agreement or the Security Documents or otherwise, a fiduciary relationship in respect of any other Secured Party; and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Security Document or otherwise exist against the Collateral Agent, and nothing in this Agreement or any Security Document, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of any Security Document except as expressly set forth herein or therein. Notwithstanding anything contained herein or in the Security Documents, the Collateral Agent shall have no responsibility for (i) the validity or value of any of the Note Collateral or any of the instruments constituting any of the Note Collateral, or (ii) the value of or title to any of the Note Collateral or of any property subject to any instrument constituting part of the Note Collateral, or (iii) the insurance of any such Note Collateral or property, or (iv) the value of any Security Document or for any failure of the Company to perform its obligations under this Agreement or any Security Document. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or any Security Document, or to inspect the properties, books or records of the Company. Without limitation of anything contained in this Agreement, in carrying out its obligations and duties hereunder and under the Security Documents, the Collateral Agent shall be entitled to all of the same rights, indemnities, exculpation and immunities, and shall be subject to the same exceptions and qualifications thereto, as would apply to the Trustee under the Indenture, in its capacity as Trustee and such rights, indemnities, exculpations and immunities shall inure to the benefit of the Collateral Agent and are hereby incorporated by reference herein. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be responsible for any loss or diminution in value of any Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

        Both before and after an Event of Default, the Trustee shall have no duty to supervise or monitor the Collateral Agent or its performance, and the Trustee shall not be liable for any act or omission of the Collateral Agent.

3.
Approval

        In performance of its duties hereunder, the Collateral Agent shall take any actions or refrain from taking any actions in connection with any Security Document as are specified herein or in such Security Document and as instructed by the Trustee, and the Collateral Agent shall have no duty to verify or inquire beyond the content of the same and shall not incur liability to any person by reason of such action or failure to act unless such shall be contrary to the instructions or the directions of the Trustee and unless such action or failure to act was the result of the gross negligence, bad faith or willful misconduct of the Collateral Agent. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder or under the Security Documents in accordance with such requests or instructions of the Trustee, and the Company shall fully indemnify and save harmless the Collateral Agent in connection with any claim by such a Secured Party.

4.
Action of Collateral Agent

        The Collateral Agent shall only act at the request of and upon receipt of written instructions from the Trustee and take such action as shall be specified in such written instructions (subject to Section 5 and subject to its right to indemnification under Section 7 hereof by the Company).

5.
Responsibilities of Collateral Agent

        The Collateral Agent may consult with, and obtain advice from, reputable legal counsel with respect to any question, as to any of the provisions hereof or of the Security Documents or its duties hereunder or under the Security Documents, or any matter of law relating hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Agent reasonably and in good faith in accordance with the opinion and directions of such counsel; the reasonable costs of such services to be reimbursed by the Company or by the Trustee if the Trustee has received reimbursement pursuant to Section 7.07 of the Indenture. No provision of this Agreement or the Security Documents and no request of the Trustee shall require the Collateral Agent to expend or risk its own funds, or to take any legal or other action under this Agreement which might in its reasonable judgment involve any expense or any financial or other liability unless the Collateral Agent shall be furnished with indemnification reasonably acceptable to it, including the advance of funds sufficient in the judgment of the Collateral Agent to satisfy such liability, costs and expenses. The permissive right of the Collateral Agent to take any action under this Section 5 shall not be construed as a duty.

6.
Reliance

        The Collateral Agent shall be entitled to rely, shall have no duty to verify or inquire beyond the content of, and shall be fully protected in relying upon (whether original or facsimile), any note, writing, resolution, notice, consent, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document signed, sent or made by anyone purportedly acting on behalf of a Person not only as to its due execution and validity, but also as to the truth and accuracy of the matters contained therein unless the Collateral Agent is aware of facts or circumstances that contradict or dispute such.

7.
Indemnification

        The Company and the Guarantors, jointly and severally, will reimburse, indemnify and hold harmless the Collateral Agent and its officers, directors, employees and agents (the "Indemnified Parties") for and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of legal counsel) (collectively, "Claims") which may at any time (including following the payment of all obligations under the Indenture) be imposed on, incurred by or asserted against the Indemnified Parties in connection with the Collateral Agent performing its duties or exercising its rights or remedies hereunder or under the Security Documents, provided that neither the Company nor the Guarantors shall be liable to an Indemnified Party for any portion of the Collateral Agent's Claims to the extent but only to the extent that such Claims may be attributable to such Indemnified Party's gross negligence, bad faith or willful misconduct. The Collateral Agent shall notify the Company promptly of any Claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the Claim and the Collateral Agent shall cooperate in the defense. The Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither Company nor any Guarantor need pay for any settlement without its consent which consent shall not be unreasonably withheld.

8.
The Collateral Agent in Its Individual Capacity

        The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any Affiliate or Subsidiary of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with the Security Documents and otherwise without having to account for the same to the other Secured Parties.

9.
Resignation by and Removal of the Collateral Agent

          (a)   The Collateral Agent may resign from the performance of all its functions and duties under this Agreement at any time by giving 30 days' prior written notice to each of the Company and the Trustee. Such resignation shall take effect upon the appointment of a successor Collateral Agent by the Trustee, but in no case more than 30 days following such notice. Upon receipt of such notice the Trustee shall use its reasonable best efforts to appoint a successor Collateral Agent as soon as practicable. If no successor Collateral Agent shall have been appointed by the Trustee as required in this Section 9 within 30 days after the retiring Collateral Agent's giving of notice, then the retiring Collateral Agent may apply to a court of competent jurisdiction to designate a successor Collateral Agent, the expenses of such action to be reimbursed by the Company.

          (b)   The Trustee may remove the Collateral Agent at any time upon twenty (20) days written notice to the Collateral Agent. Such removal shall take effect upon the appointment of a successor Collateral Agent by the Trustee. Such removal shall not affect the Collateral Agent's rights with respect to the payment by the Company of all fees and expenses of the Collateral Agent under this Agreement or any other agreement between the parties, including fees and expenses of legal counsel. The Company shall have no right or power to remove or seek the removal of the Collateral Agent or to contest the validity of the Collateral Agent's or any successor's appointment hereunder.

          (c)   If the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Collateral Agent.

          (d)   Upon acceptance of appointment as Collateral Agent by a successor Collateral Agent, such successor shall thereupon and forthwith succeed to and become vested with all the rights, powers, privileges, immunities, indemnities and duties of the retiring Collateral Agent hereunder, at which point the retiring Collateral Agent shall be discharged from its duties and obligations hereunder other than any such obligations that shall have arisen as a result of such former Collateral Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction and authority, as to which such former Collateral Agent shall remain solely liable and accountable.

          (e)   Upon the performance or payment in full of all outstanding obligations of the Company under the Notes, the Indenture and the Security Documents, the Collateral Agent shall, upon written notice from the Trustee and none other, be released of all of its obligations hereunder subject to Section 14 hereof, except such obligations as shall have arisen from the gross negligence, bad faith or willful misconduct of the Collateral Agent, as to which the Collateral Agent shall remain solely liable and accountable.

10.
Further Assurances

        The Company and the Collateral Agent shall promptly and diligently take all such further actions and execute such further documents necessary or advisable in the reasonable judgment of the Trustee to carry out the express and implied purposes of this Agreement and the Security Documents and to enforce, preserve and protect the Secured Parties' rights to and interest in the Note Collateral hereunder and under the Security Documents. The Collateral Agent shall not be required to execute any documents which would adversely affect its powers, privileges, rights, immunities, indemnities or duties.

11.
Amendments

        This Agreement may be amended only with the prior written consent of the Collateral Agent, the Company, the Guarantors and the Trustee, which consent shall not be unreasonably withheld.

12.
Remedies; Waiver

          (a)   No remedy herein conferred upon or reserved to the Collateral Agent, the Trustee or the other Secured Parties is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Indenture or the Security Documents, or any other agreement entered into pursuant hereto or thereto, or now or hereafter existing at law, in equity or by statute.

          (b)   No delay or omission to exercise any right or power accruing upon the occurrence of any Default or Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

          (c)   No failure or delay on the part of the Collateral Agent or the Trustee in exercising any right, power or remedy hereunder, under this Agreement or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (d)   The Collateral Agent shall, upon receipt of written instructions from the Trustee, waive an existing Default or Event of Default. Such waiver shall not extend to any subsequent or other Default or Event of Default nor impair any right consequent thereto.

          (e)   In the event any term or provision contained in this Agreement shall be breached by the Company or the Collateral Agent and thereafter duly waived by the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

13.
Survival

        The obligations of the Company to indemnify the Collateral Agent under this Agreement shall survive the termination of this Agreement and the resignation or removal of the Collateral Agent.

14.
Successors and Assigns

        This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties. The provisions of this Agreement are intended to be for the benefit of the Collateral Agent, the Trustee and each of the other Secured Parties. Except pursuant to Section 9(c), the Collateral Agent shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Trustee, which consent shall not be unreasonably withheld. The Company shall not assign any of its obligations hereunder.

15.
Notices

        All communications under this Agreement shall be given as provided and in accordance with Section 12.02 of the Indenture. Notices to the Collateral Agent shall be addressed as follows:

    BNY Trust Company of Canada
    4 King Street West,
    Suite 1101,
    Toronto, Ontario M5K 1A9
    Fax No.: (416) 360-1711
    Attention: George A. Bragg
    Vice President

16.
Entire Understanding; Counterparts

        This Agreement, along with the Indenture and the Security Documents, constitutes the entire agreement among the parties hereto with respect to the powers and duties of the Collateral Agent and supersedes all prior agreements and understandings, both written and oral, among the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.
Severability of Terms; Headings

        The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Agreement or the application thereof shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction and interpretation thereof.

18.
Costs

        The Company shall be responsible for and to promptly pay all fees due to the Collateral Agent set forth in a side letter and all reasonable legal fees and expenses, costs, expenses and collection fees of the Trustee and the Collateral Agent arising out of or in connection with the enforcement of the rights of the Collateral Agent, the Trustee or the Secured Parties under this Agreement, the Indenture and the Security Documents. To the extent the Indenture entitles the Trustee to a senior claim or preferred claim for any of the fees, costs, expenses and collection fees payable to or incurred by the Collateral Agent pursuant to this Agreement, the Trustee agrees to include such amounts in the claims it asserts pursuant to the terms of the Indenture and upon receipt thereof to pay such amounts to the Collateral Agent. The Collateral Agent agrees to provide to the Trustee, on a timely basis, details of the amounts it is owed in respect of the foregoing fees, costs and expenses. In the event that the Trustee receives any amounts pursuant to Section 7.07 of the Indenture as reimbursement for disbursements, expenses or advances (including fees and expenses of counsel) originally paid by the Collateral Agent, the Trustee shall receive such amounts in trust for the Collateral Agent and shall forthwith pay such amounts to the Collateral Agent; provided, however, that the Trustee shall otherwise have no obligation with respect to the payment of any such amounts to the Collateral Agent.

19.
GOVERNING LAW

        THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

20.
Trustee May Perform

        If the Collateral Agent shall refuse or be incapable of performing any right or remedy provided for herein or in the Security Documents, the Trustee may take such actions, or cause such actions to be taken, on behalf of the Collateral Agent as appropriate to protect the interests of the Trustee, the Collateral Agent and the other Secured Parties hereunder and thereunder and shall be entitled, in addition to the rights of the Collateral Agent, to all of the immunity, indemnity and reimbursement provisions hereof and thereof to which the Collateral Agent would be entitled, regardless of any prior act or omission by the Collateral Agent.

21.
Collateral Agent Generally

        Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

        The Collateral Agent shall not be responsible for, makes no representations with respect to and shall not have a duty to determine or pass upon the validity, binding effect, execution (other than its own) or sufficiency of this Agreement, the Security Documents or any agreement amendatory or supplemental hereto. In addition, the Collateral Agent shall not be responsible for, makes no representations with respect to and hereby specifically disclaims any liability for or with respect to the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority, enforceability, binding effect or sufficiency of the security interest created by the Security Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise for the maintenance of the Collateral.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal as of the day and year first above written.

HUDBAY MINING AND SMELTING INC.
By:	Name: Title:

152640 CANADA INC., as Guarantor
By:	Name: Title:

HUDSON BAY MINING AND SMELTING CO., LTD., as Guarantor
By:	Name: Title:

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED, as Guarantor
By:	Name: Title:

BNY TRUST COMPANY OF CANADA, as Collateral Agent
By:	Name: Title:
By:	Name: Title:

THE BANK OF NEW YORK, as Trustee
By:	Name: Title:

EXHIBIT F

1.	Definitions and Interpretation
1.1	Definitions
In this Agreement:
"Business Day" means any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in Toronto.
"Cdn.$" mean the lawful currency of Canada in immediately available funds.
"Charges" means the Senior Charges and the Junior Charges.
"Common Collateral" means the property and assets of the Obligors that constitute both Senior Collateral and Second Lien Junior Collateral.

"Company" means HUDSON BAY MINING AND SMELTING CO., LIMITED, the corporation continuing from the amalgamation of Hudson Bay Mining and Smelting Co., Limited, 152460 Canada Inc. and Hudson Bay Mining and Smelting Inc.
"First Lien Junior Charges" means all Liens created or to be created by the Obligors in favour of the Trustee upon the First Lien Junior Collateral pursuant to the Junior Security Documents.

"First Lien Junior Collateral" means, with respect to the Company and any Note Guarantor, all real and immovable property (including leasehold interests and any other interest or right in any real and immovable property) now or hereafter owned or acquired by the Company or such Note Guarantor in the Provinces of Manitoba or Saskatchewan, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto, other than Excluded Assets as defined in the Note Indenture as of the date hereof and, notwithstanding the foregoing, and for greater certainty, excluding from this definition of First Lien Junior Collateral all Inventory of the Company and any Guarantor set forth in clause (i) of the definition of Inventory herein. The First Lien Junior Collateral will also, subject to the limitation contained in this definition, include any property or assets of the nature described above that become part of the First Lien Collateral in circumstances described under Section 4.15 of the Note Indenture.
"Guarantors" means the guarantors under the Senior Finance Documents.

"Junior Charges" means all Liens created or to be created by the Obligors pursuant to the Junior Security Documents, together with all Liens which the Trustee may now or in the future have or obtain from the Obligors in respect of all or any part of the Junior Debt.
"Junior Debt" means all obligations of the Obligors under the Note Indenture, the Notes, the Note Guarantees and the Junior Security Documents.

"Junior Discharge Date" means the date on which all Junior Debt has been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Trustee, whether or not as a result of an enforcement, and all commitments of the Trustee under or in respect of the Junior Security Documents have been terminated.

"Trustee" means THE BANK OF NEW YORK, as indenture trustee on behalf of the holders of the Notes and BNY TRUST COMPANY OF CANADA as Collateral Agent (collectively, together with their respective successors in such capacities.
"Junior Security Documents" means all documents now or hereafter entered into providing for the Junior Charges, as the same may be amended, supplemented, renewed or restated from time to time.
"Inventory" means all inventory of the Company and the Guarantors as defined and provided for under the Senior Finance Documents.

"Lenders" means the Senior Lender and the Trustee and a "Lender" means either of them.

"Lien" means any deed of trust, title retention, mortgage, charge, hypothec, assignment, pledge, lien or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.
"Note Guarantees" means the guarantee by the Note Guarantors of the Company's payment obligations under the Note Indenture and the Notes, executed pursuant to the Note Indenture.
"Note Guarantors" means the "Guarantors" as defined in the Note Indenture.

"Note Indenture" means the indenture, dated as of December 21, 2004, pursuant to which the Notes are issued, as such indenture may hereafter be amended, supplemented, revised, replaced or restated from time to time.

"Notes" means the 9 5/8% Senior Secured Notes due January 15, 2012 of the Borrower issued pursuant to the Note Indenture in the original principal amount of $175,000,000, together with any "Additional Notes" and "Exchange Notes", each as defined in the Note Indenture.
"Obligors" means the Company and a Guarantor.

"Pledged Equity" means all shares in the capital of Hudson Bay Exploration and Development Company, Limited, together with certificates representing such shares, and all other share capital and share certificates in any subsidiary of the Company pledged to the Senior Lender pursuant to the Senior Finance Documents.
"Receivables" means all receivables of the Company and the Guarantors, and all security therefor, as defined and provided for under the Senior Finance Documents.
"Receiver" means a receiver, receiver and manager or administrative receiver appointed by either Lender to enforce its Charges.

"Second Lien Junior Collateral" means "Inventory" and "Receivables", as those terms are defined in the Note Indenture, and such other property that is the subject of the Senior Charges other than Pledged Equity.
"Senior Collateral" means the Inventory, Receivables, all cash received from Receivables, and the Pledged Equity.

"Senior Charges" means all Liens created or to be created by the Obligors in favour of the Senior Lender on the Senior Collateral and do not and will not include Liens over the First Lien Junior Collateral.

"Senior Debt" means all present and future indebtedness of the Obligors to the Senior Lender under the Senior Finance Documents, plus interest thereon, fees and expenses in respect thereof, yield payments and any other amounts secured by the Senior Charges (other than the principal amount of any indebtedness), including any indemnified amounts.

"Senior Discharge Date" means the date on which all Senior Debt (other than any indemnified amounts) has been unconditionally and irrevocably paid and discharged in full, whether or not as a result of an enforcement, and all commitments of the Senior Lender under or in respect of the Senior Finance Documents have been permanently terminated.

"Senior Finance Documents" means the [Credit Agreement]* dated as of l originally among the Senior Lender, [as administrative agent and lender]*, the Company, as borrower, and Hudson Bay Exploration and Development Company Limited, as guarantor, and all documents now or hereafter entered into in connection therewith, including the documents providing for the Senior Charges, as the same may be amended, supplemented, renewed or restated from time to time.
(*) To be modified as applicable.
"Senior Lender" means •.
"Standstill Default" means any of the Events of Default set out in the Senior Finance Documents.
"Standstill Notice" has the meaning specified in Section 4.3.

"Standstill Period" means that period of time which (a) commences with the delivery of the Standstill Notice to the Trustee and (b) expires on the date which is the earlier of (i) 120 days from the date of such delivery; and (ii) the date of termination of the Standstill Period in accordance with Section 4.5.
2.	Priorities
2.1	Ranking of Security
2.1.1	As between the Senior Lender and Trustee, the Senior Charges shall rank prior and senior to the Junior Charges with respect to the Common Collateral.
2.2	Priorities Not Affected
The priorities referred to in Section 2.1 and the status of the Charges as continuing security will not be affected by:
2.2.1	the priorities otherwise accorded to the Senior Charges and the Junior Charges, in each case with respect to the Common Collateral, by any applicable laws;
2.2.2	the respective date or dates upon which amounts may be or have been advanced or become owing or payable or secured under the Junior Debt or the Senior Debt;
2.2.3	the time or order of attachment or perfection of the Liens forming part of any of the Senior Charges or the Junior Charges;
2.2.4
the time or order of registration of any of the Senior Charges or the Junior Charges, in each case with respect to the Common Collateral, or the filing of financing statements or other instruments and documents with respect thereto;
2.2.5	the giving of or the failure to give any notice to any of the Obligors or to any other person;
2.2.6
any provision contained in any of the Junior Security Documents or the Senior Finance Documents or any other document other than this Agreement, or amendment, extension, renewal, or restatement of any of the Senior Finance Documents or the Junior Security Documents or any other document;
2.2.7	the appointment of any liquidator, Receiver, administrator or other similar officer in respect of any of the Obligors or over all or any part of such Obligors' assets; or
2.2.8
any fluctuation from time to time in the amounts of the Senior Debt or the Junior Debt owing and, in particular, but without limitation, any reduction to nil of such amounts or any other circumstances.

2.3	Further Actions to Evidence Priority
If:
	2.3.1	the Senior Lender or the Trustee takes any collateral, additional or substituted security from any of the Obligors for all or any part of the Senior Debt or the Junior Debt, respectively; or
	2.3.2	for any reason it is not possible for the priority of any such security to be regulated by the provisions of this Agreement,

the Senior Lender, the Trustee and the Obligors undertake to execute such documents and do such other acts or things as may be necessary or desirable to give effect to the priorities provided for or intended to be provided for in this Agreement.
2.4	Application of Insurance Proceeds

Any moneys received by any of the Parties prior to the Senior Discharge Date in respect of any insurance policy in respect of which any Lien has been granted over the Common Collateral shall, if the Senior Lender shall so direct, promptly be applied in repayment of the Senior Debt.
2.5	Moneys Wrongly Received

If the Trustee or any person on its behalf shall receive any (x) payment of proceeds from the sale or other disposition of any property or asset that forms part of the Common Collateral or (y) distribution of assets that forms part of the Common Collateral from any Obligor, then the Trustee shall, and shall cause such other person to, receive and hold such payment or distribution in trust for the benefit of the Senior Lender and promptly pay the same over or deliver to the Senior Lender in precisely the form received by the Trustee or such other person on its behalf, (except for any necessary endorsement or assignment) and such payment or distribution shall be applied by the Senior Lender, at its discretion, to the repayment of the Senior Debt; such payment shall be treated as not having been received from the Obligors by the Trustee but shall be treated as having been received from the Obligors by the Senior Lender.
2.6	Refunded Amounts

For the purposes of this Clause 2, no Lender shall be treated as having received an amount if it is required to refund such amount by virtue of any law or provision relating to bankruptcy, winding-up or liquidation.
2.7	Receivership Realisations

The Parties agree that moneys received by a Receiver from the transfer, sale or other disposition or conversion of any Common Collateral (after payment of his remuneration and receivership expenses and after providing for all costs, charges, expenses and liabilities and other payments, the payment of which ranks in priority to the payment of any sums payable to the Lenders) shall be applied in accordance with Section 7.
2.8	Certain Consents

Prior to the Senior Discharge Date, the Senior Lender or its agents, representatives or invitees or any interim Receiver, Receiver, receiver-manager or other similar official appointed in respect of any property or asset subject to the Senior Charge may enter upon any property or premises subject to a Junior Charge at any time without any charge or interference by the Trustee to inspect or remove any or all of any property or asset subject to the Senior Charge, including, without limitation, by public auction or private sale.
3.	Perfection of Priorities

The Lenders will co-operate with a view to reflecting the priority of the security conferred by the Charges by virtue of this Agreement in any register or with any filing or registration authority and in giving notice to insurers and debtors liable for receivables covered by the security conferred by the Charges and other persons.

4.	Enforcement Standbys, Standstills
4.1
Subject to Sections 4.2 and 4.4, notwithstanding any provisions to the contrary contained in the Junior Security Documents, the Trustee hereby covenants and agrees that it shall not be entitled to, and it shall not, exercise any remedies (including enforcement) under any of the Junior Security Documents (other than with respect to the First Lien Junior Collateral as hereinafter provided in Section 4.2) until the Senior Discharge Date. In the event that the Senior Lender demands repayment of the Senior Debt before its stated maturity, the Trustee shall be entitled to accelerate and demand payment on the Junior Debt, but shall not in any event, notwithstanding such acceleration, be entitled to, and it shall not, exercise any remedies (including enforcement) under any of the Junior Security Documents (other than with respect to the First Lien Junior Charges as hereinafter provided in Section 4.2) until the Senior Discharge Date.
4.2
The Trustee agrees that the Trustee will not exercise any right it may have to enforce the First Lien Junior Charges until the earlier to occur of (i) the expiry of 10 days from the date the Senior Lender is given written notice by the Trustee of any default or event of default under the Note Indenture if the Senior Lender has not delivered notice of a Standstill Period pursuant to this Agreement during such 10 day period; (ii) the expiry of any existing Standstill Period; (iii) the seeking of an order by or against the Company or any Note Guarantor in a bankruptcy or insolvency proceeding, the appointment of a receiver, trustee, custodian, monitor or similar official or the making of a general assignment for the benefit of its creditors, or (iv) the Senior Discharge Date.
4.3
Upon the occurrence of a Standstill Default, the Senior Lender may commence a Standstill Period by delivering a written notice to the Trustee (the "Standstill Notice"), notifying the Trustee that a Standstill Default has occurred and is continuing and specifying, in reasonable detail, the circumstances giving rise to such Standstill Default. Notwithstanding the foregoing, (a) the Senior Lender may not deliver a Standstill Notice within 30 days of the expiry of the most recent Standstill Period, and (b) the aggregate number of days in any 365-day period in which a Standstill Period is in effect may not exceed 240 days (the "Annual Standstill Period Limit") unless the last Standstill Period in such 365-day period has been in force for less than 60 days, in which case the Annual Standstill Period Limit shall be extended by the number of days remaining in such 60-day minimum period.
4.4
During a Standstill Period, the Trustee may not take any action in respect of the property or assets which is subject to the Senior Charges or the Junior Charges or any of the Borrower's other property or assets. Notwithstanding the provisions of this Clause 4, subject to Clause 7 herein, both before and during a bankruptcy, insolvency or liquidation proceeding, the holders of the Notes and the Trustee may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of a bankruptcy, insolvency or liquidation proceeding against any Obligor in accordance with applicable law, and if any bankruptcy, insolvency or liquidation proceeding shall be commenced against any Obligor, the Trustee shall be entitled to file proofs of claim and commence other proceedings in order to evidence and protect its interest in the First Lien Junior Collateral or the Second Lien Junior Collateral.
4.5
If during the Standstill Period, the Standstill Defaults have been cured or waived in writing by the Senior Lender in accordance with the Senior Finance Documents, then (i) the Standstill Period shall expire; (ii) Section 4.1 shall again apply to the exercise of any rights or remedies of the Trustee in respect of the Junior Debt as if no Standstill Notice had been given; and (iii) all accelerations of payment by the Senior Lender shall be deemed to have been withdrawn and amounts outstanding shall again be payable in accordance with the relevant Senior Finance Documents, as if such accelerations had not occurred.
5.	Negative Undertakings of Trustee
Subject to Sections 4.2 and 4.4, until the Senior Discharge Date, the Trustee will not, without the prior written consent of the Senior Lender:
5.1.1	contest the validity, enforcement, perfection or priority of the Senior Charges or the Senior Debt;

5.1.2	exercise any of its rights or remedies against the property and assets subject to the Senior Charge upon a default or event of default under the Note Indenture;
5.1.3
seek to foreclose or realize upon (judicially or non-judicially) the Junior Charges or assert any claims or interest therein (including, without limitation, by setoff or notification of account debtors); or
5.1.4
request judicial relief, in a bankruptcy, insolvency or liquidation proceeding, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Senior Lender in respect of any Senior Charge or that would limit, invalidate, avoid or set aside any Senior Charge.
6.	Administration and Enforcement of Security
6.1	Administration and Enforcement by Senior Lender

As between the Senior Lender and the Trustee, and with respect to (i) the Trustee, until the Junior Discharge Date and (ii) the Senior Lender, until the Senior Discharge Date, the Senior Lender will have the sole and exclusive right to control, administer, account for and otherwise deal with all or any part of the Credit Facility Collateral (whether or not it also constitutes Common Collateral), and to determine the manner of every sale or other disposition of the Credit Facility Collateral upon enforcement of the Senior Lender's interest therein or the enforcement of any other right or remedy with respect thereto. The Senior Lender may foreclose on the Credit Facility Collateral in any order in which it in its sole discretion deems appropriate.
6.2	Marshalling

The Senior Lender shall not be obliged to marshall in favour of the Trustee any of the Senior Finance Documents or any funds of assets that the Senior Lender may be entitled to receive or upon which the Senior Lender may have a claim.
6.3	Release of Security

The Trustee shall, at the request of the Senior Lender, execute all necessary releases in relation to the disposal of any asset constituting Common Collateral which is permitted under or consented to in accordance with the Senior Charges whether such disposal is effected by the Senior Lender, any Receiver or any of the Obligors at the request of the Senior Lender including, without limitation:
6.3.1	any formal release in respect of any asset which the Senior Lender, in its absolute discretion, considers necessary or desirable in connection with that disposal;
6.3.2
any release of any guarantee given under any Junior Finance Document or any other document referred to therein where all the shares in the capital of the party giving such guarantee are so disposed of in accordance with the terms of and without any breach of the Senior Finance Documents; and
6.3.3	any release of any security given by any subsidiary of the Company which is sold in accordance with the terms of and without any breach of the Senior Finance Documents.
The Trustee authorises the Senior Lender to execute on behalf of the Trustee, without the need for any further referral to, or authority from, the Trustee, all such releases.

7.	Liquidation, Dissolution, Bankruptcy etc.
7.1	Distribution of Proceeds

In the event of distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any of the Obligors, or the proceeds thereof, to creditors in connection with the bankruptcy, liquidation or winding-up of such Obligor or in connection with any compromise with creditors or scheme of arrangement to which such Obligor is a party, the Senior Lender shall be entitled to receive payment in full (including interest accruing to the date of receipt of such payment at the applicable rate whether or not allowed as a claim in any such proceeding) of the Senior Debt before the Trustee is entitled to receive any direct or indirect payment or distribution of any cash or other assets of such Obligor on account of any transfer, sale or other disposition or conversion of the Common Collateral, and the Senior Lender shall be entitled to receive directly, for application in payment of such Senior Debt (to the extent necessary to pay all Senior Debt in full after giving effect to any substantially concurrent payment or distribution to the Senior Lender in respect of the Senior Debt), any payment or distribution of any kind or character, whether in cash or other assets, which shall be payable or deliverable upon or with respect to the Common Collateral. To the extent any payment of the Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of set-off or otherwise) is declared by a trustee, receiver or other similar person to be a fraudulent preference or otherwise preferential, set aside or required to be paid to a trustee, receiver or other similar person under any bankruptcy, insolvency, receivership or similar law, then if such payment is recoverable by, or paid over to, such trustee, receiver or other person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.
7.2	Proof of Claim; Voting

In order to enable the Senior Lender to enforce its rights hereunder in any of the actions or proceedings described in Section 7.1, upon the failure of the Trustee to make and present on a timely basis a proof of claim against any of the Obligors on account of the Junior Debt or other motion or pleading as may be expedient or proper to establish the Trustee's entitlement to payment of any Junior Debt, the Senior Lender is hereby irrevocably authorized and empowered, in its discretion, to make and present for and on behalf of the Trustee such proofs of claims or other motions or pleadings and to demand, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of the Senior Debt. The Trustee hereby covenants and agrees to exercise any voting right or other privilege that it may have from time to time in any of the actions or proceedings described in Section 7.1 in a manner, including in connection with any plan, proposal, compromise, arrangement or similar transaction, which facilitates and is consistent with the right of the Senior Lender to receive payments and distributions otherwise payable or deliverable upon or with respect to the Junior Debt (other than any Excluded Junior Payment) so long as any Senior Debt remains outstanding.
7.3	Application of Proceeds

The net proceeds received from the transfer, sale or other disposition or conversion of the Common Collateral in connection with any of the actions or proceedings described in Section 7.1, shall be paid and applied in the following order:
7.3.1
first, to the Senior Lender and the Trustee for the payment of their respective fees and expenses incurred in connection with the exercise of any right of enforcement or other right or remedy with respect to the Common Collateral (and not, for greater certainty, any First Lien Junior Collateral);
7.3.2	second, to the Senior Lender for payment of all Senior Debt until the Senior Debt has been paid in full in cash, in such order as may be provided in the Senior Finance Documents;
7.3.3	third, to the Trustee for payment of all Junior Debt until the Junior Debt has been paid in full in cash, in such order as may be provided in the Indenture; and

7.3.4	fourth, to the Company or the Note Guarantors, as the case may be, its successors or assigns, or as required by applicable law.
8.	Subrogation to Rights of the Senior Lender
8.1	Subrogation

Subject to the payment in full of all Senior Debt, the Trustee shall be subrogated to the rights of the Senior Lender to receive payments or distribution of assets of the Obligor resulting from the enforcement of Liens against the Common Collateral, to the extent of the application thereto of monies or other assets which would have been received by the Trustee pursuant to the Junior Security Documents or otherwise but for this Agreement until the Junior Debt shall be paid in full. As between the Obligors and their creditors, other than the Senior Lender and the Trustee, no such payment or distribution made to the Senior Lender by virtue of this Agreement which otherwise would have been made to the Trustee shall be deemed to be a payment by the Obligors on account of such Senior Debt. It is understood that the provisions of this Agreement are intended solely for the purpose of defining the relative rights of the Senior Lender and the Trustee and nothing in this Agreement is intended to or shall impair (as among the Obligors and their creditors other than the Senior Lender and the Trustee) the obligation of the Obligors to pay the Senior Debt and the Junior Debt as may become due and payable in accordance with their respective terms or affect the relative rights of the Senior Lender, the Trustee and creditors of the Obligors (other than the Senior Lender and the Trustee).
8.2	Excess Payments

If any payment or distribution to which the Trustee would otherwise have been entitled but for the provisions of this Agreement shall have been applied, pursuant to the provisions hereof, to the payment in full of the Senior Debt, the Trustee shall be entitled to receive from the Senior Lender any payments or distributions received by or on behalf of the Senior Lender in excess of the amount sufficient to pay in full all of the Senior Debt.
9.	No Waiver of Subordination Provisions.
9.1	Rights Not Prejudiced

No right of the Senior Lender to enforce the subordination as provided in this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of the Obligors or by any act or failure to act by any of the Senior Lender or any agent of or trustee for the Senior Lender, or by any non-compliance by any of the Obligors with any of the agreements or instruments relating to the Junior Debt or the Senior Debt, regardless of any knowledge thereof which the Senior Lender may have or be otherwise charged with. Without limitation of the foregoing, but in no way relieving the Obligors of their obligations under this Agreement, the Senior Lender may, at any time and from time to time, without the consent of the Trustee and without impairing or releasing the subordination and other benefits provided in this Agreement or the obligations hereunder of the Trustee to the Senior Lender, but subject always to applicable laws and the terms of the Senior Finance Documents, do any one or more of the following:
9.1.1	amend the Senior Finance Documents, subject to Section 15.3.1;
9.1.2
sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner any Common Collateral or any liability of the Obligors to the Senior Lender, or any liability incurred directly or indirectly in respect thereof;
9.1.3
settle or compromise any Senior Debt or any other liability of the Obligors to the Senior Lender, or any security thereof or any liability incurred directly or indirectly in respect thereof, and apply any sums by whomsoever paid and however realized, to the Senior Debt in any manner or order; and

9.1.4
exercise or delay in or refrain from exercising any right or remedy against the Company or any guarantor of the Senior Debt or any security or any other person, and elect any remedy and otherwise deal freely with the Obligors and with any security.

No loss of or in respect of any of the Senior Charges or otherwise or any carelessness or neglect by the Senior Lender in asserting their rights or any other thing whatsoever, including without limitation the loss by operation of law of any right of the Senior Lender against the Obligors or the loss or destruction of any security, shall in any way impair or release the subordination and other benefits provided by this Agreement.
10.	Waivers of the Trustee

All of the Senior Debt shall be deemed to have been made or incurred and continued in reliance upon this Agreement. The Trustee agrees (i) that the Senior Lender has made no representations or warranties with respect to the due execution, legality, validity, completeness or enforceability of any agreement or instrument relating to the Senior Debt or the collectibility of the Senior Debt, (ii) that, subject to Section 15.3.1 the Senior Lender shall be entitled to manage and supervise its loans and other financial accommodation to the Obligors in accordance with applicable law and its usual practices, modified from time to time as it deems appropriate under the circumstances, or otherwise, without regard to the existence of any rights that the Trustee may now or hereafter have in or to any of the assets of the Obligors, save for compliance with applicable law, and (iii) that the Senior Lender shall have no liability to the Trustee for, and the Trustee hereby waives any claims which the Trustee may now or hereafter have against the Senior Lender out of, any and all actions which the Senior Lender, in compliance with Section 15.3.1, if applicable, takes or omits to take (including, without limitation, actions with respect to the occurrence of any default under any agreement or instrument relating to the Senior Debt), with respect to the release or depreciation of, or failure to realize upon, any assets securing payment of the Senior Debt, actions with respect to the collection of any claims or all or any part of the Senior Debt from any account debtor, guarantor or any other person, with respect to the Senior Debt and any agreement or instrument related thereto or with respect to the collection of the Senior Debt and any agreement or instrument related thereto or with respect to the collection of the Senior Debt or the valuation, use, protection or release of any assets securing payment of the Senior Debt.
11.	Appointment of Receiver, etc.

Any of the Senior Lender or a Receiver with respect to all or any part of the property and assets of any of the Obligors (herein referred to as a "senior receiver"), appointed by or on behalf of the Senior Lender shall be entitled, subject to the terms of this Agreement, to the exclusive custody and control of the Common Collateral assets and to dispose of the same in accordance with the terms of the Senior Charges held by or on behalf of the Senior Lender. Any Receiver appointed by the Trustee shall immediately surrender custody and control of any Common Collateral to any senior receiver subsequently appointed by or on behalf of the Senior Lender with respect to such property and assets. The Senior Lender will instruct any senior receiver to provide the Trustee with all information reasonably requested by the Trustee.
12.	Notice of Default
12.1	Notification by the Trustee

The Trustee shall deliver to the Senior Lender written notification, before or at the same time as such notice is delivered to an Obligor, of (i) any notice of any default or event of default pursuant to the Note Indenture or the Junior Security Documents or event which with notice or the lapse of time or both would constitute a default or event of default pursuant to such Note Indenture or the Junior Security Documents, (ii) any notice of an acceleration of the Junior Debt, (iii) any demand for payment made upon the Obligors pursuant to the Junior Debt or (iv) any notice of its intention to realize on the Junior Charges.

12.2	Notification by the Senior Lender

The Senior Lender shall deliver written notification to the Trustee, before or at the same time as such notice is delivered by the Senior Lender to an Obligor, of (i) any notice of any default or event of default pursuant to the Senior Finance Documents, or event which with notice or the lapse of time or both would constitute a default or event of default pursuant to the Senior Finance Documents, (ii) any notice of an acceleration of any Senior Debt, (iii) any demand for payment made upon the Obligor pursuant to the Senior Finance Documents, (iv) any notice of an intention to realize on the Senior Charges or (v) the commencement of a Standstill Period in accordance with Section 4.3.
12.3	Failure to Give Notice

The failure to give any notice pursuant to this Section 12 shall not affect the priorities established herein and shall not impair or release the subordination and other benefits provided by this Agreement or delay or invalidate any enforcement by the Senior Lender or the Trustee (to the extent such enforcement otherwise complies with this Agreement).
13.	Payment of the Senior Debt

For purposes of this Agreement, the Senior Debt shall be considered to be paid in full when the aggregate of the cash payments, and fair market value of non-cash payments, as determined by the Senior Lender, acting reasonably, received by the Senior Lender is equal to the Senior Debt notwithstanding that any applicable limitation period for a claim for fraudulent preference or similar claim contemplated by the last sentence of Section 7.1 has not expired; provided that, if at the time of a proposed payment or distribution to the Trustee, a trustee, Receiver or other third party has made or threatened to make a claim of fraudulent preference or any other similar claim contemplated by the last sentence of Section 7.1, the Senior Lender may require that any amount equal to such claim, together with the Senior Lender's anticipated reasonable costs and expenses relating thereto, be held back from such distribution or payment to the Trustee until such claim has been resolved. The Trustee shall have the right, but not the obligation, to pay out the Senior Debt in full subsequent to the Senior Lender issuing to an Obligor a Notice of Intention to Enforce Security pursuant to the Bankruptcy and Insolvency Act (Canada). Following such pay-out, the Trustee shall be entitled at its option to require the Senior Lender to either discharge the Senior Charges or assign them to the Trustee without bonus, premium or penalty.
14.	Exchange of Information

Each Lender, if requested by the other Lender, and upon written notice to the Company, shall provide to the requesting Lender such information respecting the Senior Finance Documents or the Junior Security Documents and Note Indenture, as the case may be, including (without limitation) evidence as to the aggregate amount outstanding thereunder, as the requesting Lender may from time to time request. The Company acknowledges that each of the Lenders shall be authorized to provide such information or any other information with respect to Obligors, to each of the Lenders in accordance with this Agreement.
15.	Acknowledgements
15.1	Consent to Security
	15.1.1	The Senior Lender consents to the creation and subsistence of the Junior Charges.
	15.1.2	The Trustee consents to the creation and subsistence of the Senior Charges.
15.2	Limitation of Liabilities

Neither Lender nor any of their respective directors, officers, employees or agents shall, except in the case of gross negligence or wilful misconduct, be held responsible for failing to make an enquiry concerning the performance or observance of any of the terms, provisions or conditions contained in the Charges.

15.3	Waivers by Senior Lender
15.3.1
Any waiver or consent granted by the Senior Lender or amendment made by it under the Senior Finance Documents will be deemed to have been given or made by the Trustee under the applicable Junior Security Documents, insofar as the Junior Security Documents apply to the Common Collateral (on the same terms and conditions, mutatis mutandis) without the consent of or notice to any holder of the Notes and without any action by the Obligors or any holder of the Notes, provided that no such amendment, waiver or consent changes the priority of the Charges or the scope of the Junior Charges or, except as provided in Section 6.3, results in the release or discharge of any of the Junior Charges.
15.3.2
The Trustee shall not have any remedy against the Senior Lender by reason of any transaction entered into between the Senior Lender and any of the Obligors or any requirement or condition imposed by the Senior Lender on any of the Obligors which violates, or constitutes or causes a default under, any agreement or arrangement between the Trustee and such Obligor provided that such transaction, requirement or condition is not in breach of the terms of this Agreement.
15.4	Acknowledgement of the Obligors

Each of the Obligors acknowledges the priorities recorded in this Agreement and undertakes with each Lender to observe the provisions of this Agreement at all times and not in any way to prejudice or adversely affect the enforcement of such provisions.
15.5	The Company Acting on Behalf of the Guarantors
Each Guarantor irrevocably authorises the Company (and any person nominated by the Company):
	15.5.1	to give all notices and instructions and make such agreements expressed to be capable of being given or made by the Company on behalf of the Guarantor under this Agreement; and
	15.5.2	to agree on behalf of the Guarantor to the terms of any consents or waivers given or required under this Agreement and all amendments made thereto,

notwithstanding in either case that they may affect rights and obligations of the Guarantor and in either case without further reference to or the consent of the Guarantor and the Guarantor shall, as regards each of the other parties to this Agreement, be bound hereby as though it had itself given such notice of instruction, made such agreement or agreed such consent, waiver or amendment
15.6	No Rights of Company

No Obligor shall have any rights under this Agreement and none of the representations, warranties or undertakings herein on the part of the Lenders are given or shall be deemed to be given to or for the benefit of any of the Obligors.
15.7	Reliance on Advice

The Lenders acknowledge that they may act or refrain from taking action in reliance upon the advice of any professional adviser or other person (whether or not instructed by any particular Lender) believed by it in good faith to be competent.
16.	Duration
This Agreement shall cease to have effect as regards the Senior Lender or the Trustee respectively on the earlier of the Senior Discharge Date or the Junior Discharge Date.
17.	Governing Law
This Agreement is governed by the laws of the province of Ontario and the federal laws of Canada applicable therein.

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Exhibit 7.1
Final Execution Version
CROSS-REFERENCE TABLE
TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE
ARTICLE 2. THE NOTES
ARTICLE 3. REDEMPTION
ARTICLE 4. COVENANTS
ARTICLE 5. SUCCESSORS
ARTICLE 6. EVENTS OF DEFAULT
ARTICLE 7. TRUSTEE
ARTICLE 8. LEGAL DEFEASANCE AND COVENANT DEFEASANCE
ARTICLE 9. AMENDMENT, SUPPLEMENT AND WAIVER
ARTICLE 10. COLLATERAL AND SECURITY
ARTICLE 11. APPLICATION OF TRUST MONIES
ARTICLE 12. GUARANTEES
ARTICLE 13. SATISFACTION AND DISCHARGE
ARTICLE 14. MISCELLANEOUS
SIGNATURES
[Rule 144A Note CUSIP: • ] [Rule 144A Note ISIN: • ] [Regulations S Note CUSIP: • ] [Regulation S Note ISIN: • ]
HUDBAY MINING AND SMELTING INC.
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1
FORM OF CERTIFICATE OF TRANSFER
ANNEX A TO CERTIFICATE OF TRANSFER
FORM OF CERTIFICATE OF EXCHANGE
[FORM OF NOTATION OF GUARANTEE]
TABLE OF CONTENTS
CANADIAN COLLATERAL AGENCY AGREEMENT
R E C I T A L S
A G R E E M E N T